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DERMA SCIENCES, INC.

2005 Annual Report

214 Carnegie Center, Suite 100
Princeton NJ 08540
609-514-4744

Description of Business

Overview

        Derma Sciences, Inc. (“Derma Sciences”) was incorporated under the laws of Colorado on September 10, 1984. On June 3, 1996 Derma Sciences changed its state of domicile to Pennsylvania.

        In September, 1998 Derma Sciences acquired Genetic Laboratories Wound Care, Inc. (“Genetic Labs”) by means of a tax-free reorganization whereby Genetic Labs became a wholly-owned subsidiary of Derma Sciences. In December, 1999, pursuant to an Agreement and Plan of Merger dated December 27, 1999, Genetic Labs was merged into Derma Sciences by means of a tax-free reorganization whereby the separate corporate existence of Genetic Labs ceased.

        In November, 1998 Derma Sciences purchased the stock of Sunshine Products, Inc. (“Sunshine Products”) in a cash transaction. As a result of the stock purchase, Sunshine Products became a wholly-owned subsidiary of Derma Sciences.

        In August, 2002 Derma Sciences acquired the assets of Dumex Medical Inc., a leading manufacturer and distributor of wound care and related medical devices to the Canadian market. The acquisition was effected by Derma Sciences’ wholly-owned Canadian subsidiary, Derma Sciences Canada Inc. (“Derma Canada”) f/k/a Dumex Medical Canada Inc.

        In January 2004, Derma Sciences purchased substantially all the assets of the Kimberly-Clark Corporation’s wound care assets. These assets have been integrated into the Company’s existing wound care and wound closure and fastener product lines.

        Derma Sciences and its subsidiaries Sunshine Products and Derma Canada are referred to collectively as the “Company.” The Company’s executive offices are located at 214 Carnegie Center, Suite 100, Princeton, New Jersey.

        The Company engages in the manufacture, marketing and sale of three dermatological related product lines: wound care, wound closure and fasteners and skin care. The Company’s customers consist of various health care agencies and institutions such as nursing homes, hospitals, home healthcare agencies, physicians offices and retail and closed door pharmacies. The Company sells its products principally through distributors servicing these markets in the United States, Canada and select international markets. The Company’s principal distribution facilities are located in St. Louis, Missouri and Toronto, Canada. The Company’s principal manufacturing facility is located in Toronto, Canada. The Company, through Derma Canada, also maintains a light manufacturing facility in Nantong, China producing labor intensive wound care products.

The Company’s Markets

Wound Care

        The Company markets a line of wound care and surgical products to doctors, clinics, nursing homes, hospitals and other institutions. The Wound Care line consists of basic and advanced dressings, ointments and sprays designed to manage and treat a wide range of skin conditions from basic burns, skin tears, abrasions and incontinence related skin impairment to chronic non-healing skin ulcerations such as pressure, diabetic and venous ulcers, surgical incisions and serious burns. Many of the Company’s chronic wound care products seek to provide an environment conducive to wound healing by addressing, in addition to healing factors such as protection and infection control, additional healing factors such as vitamins, minerals, moisture, pH balance and nutrition.

Wound Closure and Fasteners

        The Company markets a line of wound closure strips, nasal tube fasteners and a variety of catheter fasteners to doctors, clinics, nursing homes, hospitals and other institutions. The Company’s wound closure strips eliminate the need for sutures on the surface of many surgical wounds, decrease the incidence of scarring and infection and promote wound healing. In contrast to the characteristics of surgical tapes, these wound closure strips yield to the movement of the skin thereby reducing traction blisters at the wound site. In addition, these wound closure strips provide excellent adherence, optimum surgical wound security and protection from irritation and skin shearing.

        The Company’s nasal tube and catheter fasteners facilitate attachment of suction tubes, feeding tubes, urinary catheters, gastrostomy tubes, wound drainage systems, IV’s and chest tubes. These fasteners incorporate dynamic tape-to-skin adhesion which minimizes irritation, blistering and skin shear. Further, the fasteners’ single piece construction permits adoption of rapid and standardized attachment procedures.

Skin Care

        The Company markets general purpose and specialized skin care products to nursing homes, hospitals, home healthcare agencies and other institutions. These products include bath sponges, antibacterial skin cleansers, soaps, hair and body washes, lotions, body oil and moisturizers. The Company’s skin care products are designed to enable customers to implement and maintain successful skin care/hygiene programs.

Directors and Executive Officers

        The directors and executive officers of the Company are:

Name	Age	Position held with the Company

Edward J. Quilty (1)(2)	55	Chairman, President and Chief Executive Officer
John E. Yetter, CPA	53	Vice President and Chief Financial Officer
Robert C. Cole	53	Executive Vice President - Sales
Frederic Eigner	56	Executive Vice President - Operations
Barry J. Wolfenson	39	Vice President - Marketing and Business Development
Srini Conjeevaram (1)(2)(3)	47	Director
Stephen T. Wills, CPA, MST (2)(3)	49	Director
James T. O'Brien (2)(3)	67	Director
C. Richard Stafford, Esq. (1)(2)(3)	70	Director
Richard J. Keim (2)(3)	70	Director
Robert G. Moussa (2)(3)	70	Director

_______________
(1)   Member of the Nominating Committee.
(2)   Member of the Compensation Committee.
(3)   Member of the Audit Committee.

        All members of the board of directors are “independent directors” as defined in Nasdaq Marketplace Rule 4200 with the exception of Edward J. Quilty.

Market for Common Equity, Related Shareholder Matters and Small Business Issuer Purchases of Equity Securities

        The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol “DSCI.OB.” The Common Stock is also traded on the Boston and Pacific Stock Exchanges under the symbol “DMS.” The Company’s Common Stock commenced trading on May 13, 1994. The following table sets forth the high and low bid prices for the Company’s Common Stock:

                    Quarter Ended                         High        Low
                    -------------                         ----        ---

                          2005
                          ----
                    March 31, 2005                        $0.70      $0.50
                    June 30, 2005                         $0.59      $0.42
                    September 30, 2005                    $0.78      $0.52
                    December 31, 2005                     $0.65      $0.43

                          2004
                          ----
                    March 31, 2004                        $1.90      $1.08
                    June 30, 2004                         $1.32      $0.56
                    September 30, 2004                    $0.75      $0.43
                    December 31, 2004                     $0.90      $0.47

        The stock prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There is no public market for the Company’s preferred stock. As of the close of business on February 28, 2006, there were 1,214 holders of record of the Common Stock. The Company has paid no cash dividends in respect of its Common Stock and does not intend to pay cash dividends in the near future.

Management's Discussion and Analysis or Plan of Operations

Reference to Consolidated Financial Statements

        Management’s Discussion and Analysis or Plan of Operations should be read in conjunction with the Company’s consolidated financial statements and notes to consolidated financial statements set forth below under Item 7.

Results of Operations

Overview

        The 2005 and 2004 operating results include Derma Sciences, Inc. and its subsidiaries. Unless otherwise indicated by the context, the term Canadian operations is used throughout this discussion in reference to the operations of Derma Sciences Canada Inc. and the term U.S. is used throughout this discussion in reference to the Company’s U.S. operations.

        The Company engages in the manufacture, marketing and sale of three dermatological product lines consisting of wound care, wound closure and fasteners and skin care. The wound care line is composed of basic and advanced wound care products. Basic wound care consists of gauze dressings, packing strips, impregnated gauze dressings, abdominal pads, laparotomy sponges, burn dressings and bandages. Advanced wound care products consist of ointments, silver dressings, calcium alginate dressings, hydrogel dressings, hydrocolloid dressings and foam dressings. The wound closure and fastener line consists of wound closure strips and a variety of catheter fasteners. The skin care line consists of bath sponges, skin cleansers, soaps, hair and body washes and moisturizers.

        The following table highlights 2005 versus 2004 operating results:

                                     Year Ended December 31,
                                     -----------------------
                                      2005             2004               Variance
                                      ----             ----               --------

Gross Sales                      $27,205,522      $21,003,485      $ 6,202,037     29.5%
Total sales adjustments           (3,660,047)      (1,116,353)      (2,543,694)   227.9%
                                 ------------      -----------     ------------

Net sales                         23,545,475       19,887,132        3,658,343     18.4%
Cost of sales                     15,756,053       14,335,202        1,420,851      9.9%
                                 ------------      -----------     ------------
Gross profit                       7,789,422        5,551,930        2,237,492     40.3%
Gross profit percentage                 33.1%            27.9%
Operating expenses                 7,520,986        7,375,534          145,452      2.0%
Goodwill impairment loss             910,967             -             910,967      -
Interest expense, net                336,867          227,305          109,562     48.2%
Other (income) expense, net          (70,294)         287,784         (358,078)   124.4%
                                 ------------      -----------     ------------
Total expenses                     8,698,526        7,890,623          807,903     10.2%
Loss before income taxes            (909,104)      (2,338,693)       1,429,589     61.1%
Provision for income taxes              -                -                -         -
                                 ------------      -----------     ------------

Net loss                         $  (909,104)     $(2,338,693)     $ 1,429,589     61.1%
                                 ============     ============     ============

Gross to Net Sales Adjustments

        Gross sales are adjusted for trade rebates, Medicaid rebates, returns and allowances and cash discounts to derive net sales. Trade rebates are trued-up monthly based upon an analysis of historical sales subject to rebate and actual rebates received from distributors. The normal rebate cycle is one month. Non-exclusive distributors generally carry one month’s inventory. As distributor inventory is depleted via sales, it is replenished via purchases from the Company. Rebates are processed and submitted for credit on a timely basis consistent with distributor sales. If the normal rebate cycle were one-half month at December 31, 2005, the trade rebate reserve would be overstated by approximately $138,000. If the normal rebate cycle were two months at December 31, 2005, the trade rebate reserve would be understated by approximately $276,000. To minimize its cash outflow invested in rebates, distributors generally strive to optimize the rebate credit submission process.

        Given the nature of the Company’s products and business, there is no external information readily available to further validate the reasonableness of the trade rebate accrual balance. Historical trends of sales subject to rebate and rebates received are evaluated monthly, by distributor, on a 3 month, 6 month and 12 month rolling basis to update the continued reasonableness of the assumptions used to quantify the trade rebate accrual balance. Deviations in the trends resulting, among other causes, from distributors not submitting their rebates on a timely basis are analyzed and factored in determining the required accrual balance.

        Medicaid rebates are accrued monthly based upon recent historical activity and reconciled quarterly based upon receipt of rebate reports from participating state agencies. Returns and allowances and cash discounts have historically been accounted for as incurred.

        Gross to net sales adjustments comprise the following:

                                     Year Ended December 31,
                                     -----------------------
                                      2005             2004
                                      ----             ----

Gross Sales                      $27,205,522      $21,003,485

Trade rebates                     (3,410,742)        (859,095)
Medicaid rebates                     (29,256)         (44,221)
Returns and allowances               (65,731)         (57,782)
Cash discounts                      (154,318)        (155,255)
                                 ------------     ------------

Total adjustments                 (3,660,047)      (1,116,353)
                                 ------------     ------------

Net sales                        $23,545,475      $19,887,132
                                 ============     ============

        Trade rebates increased $2,551,647 in 2005 versus 2004 due to the Company’s implementing an exclusive third party distribution agreement in the second quarter 2005 for its Canadian operation, continuing growth of rebate intensive U.S. private label sales and a general increase in the level of sales subject to rebate (“contract business”) in other areas of the Company’s business. Implementing the third party distribution agreement was responsible for $2,358,985 of the increase as the majority of the Canadian sales represent contract business subject to rebate. A continuing trend towards lower levels of Medicaid reimbursed sales is responsible for the lower level of Medicaid rebates. Sales returns and allowances were comparable period to period and on balance reflect a normal level of activity. The slight decrease in cash discounts reflects the Company’s efforts to tighten its discount terms.

Rebate Reserve Roll Forward

        A roll forward of the trade rebate accruals at December 31, 2005 and 2004 is outlined below:

                                     Year Ended December 31,
                                     -----------------------
                                      2005           2004
                                      ----           ----

Beginning balance - January 1    $   253,815      $ 212,000
Rebates paid                      (2,064,285)      (817,280)
Rebates accrued                    3,410,742        859,095
                                 ------------     ----------

Ending balance - December 31     $ 1,600,272      $ 253,815
                                 ===========      ==========

        The $1,346,457 net increase in trade rebates in 2005 reflects a $1,157,490 incremental reserve associated with implementing the third party distribution agreement in Canada during the second quarter 2005 coupled with lower rebates paid due to extended rebate payment terms with two large customers. There has been no other discernable change in the nature of the Company’s business as it relates to the accrual and subsequent payment of rebates, nor has there been any material changes in estimates to the trade rebate accrual in 2005. The $41,815 increase in the 2004 trade rebate accrual reflects the commencement of extended rebate payment terms with two large customers during the first half of 2004 partially offset by the work down of a higher than normal beginning accrual balance due to significant sales of product subject to rebate in December 2003 as part of a year end sales promotion initiative. The December 31 ending balance consists of accrued rebates and third party deductions accrued by and paid by the Company and recorded in accrued liabilities. The ending balance at December 31, 2005 and 2004 consist of the following:

                                       2005             2004
                                       ----             ----

Accrued rebates                    $1,404,290         $164,000
Third party deductions recorded
    in accrued liabilities            195,982           89,815
                                   ----------         --------

Total                              $1,600,272         $253,815
                                   ==========         ========

Net Sales and Gross Profit

        The following table highlights the December 31, 2005 versus 2004 product line net sales and gross profit:

                                     Year Ended December 31,
                                     -----------------------
                                      2005             2004               Variance
                                      ----             ----               --------
Product Line Net Sales
----------------------

Wound care                       $19,366,904      $14,609,033      $4,757,871       32.6%
Wound closure and fasteners        2,676,979        3,339,432        (662,453)     (19.8%)
Skin care                          1,501,592        1,938,667        (437,075)     (22.6%)
                                 ------------      -----------     ------------

    Total                        $23,545,475      $19,887,132      $3,658,343       18.4%
                                 ============     ============     ============

Product Line Gross Profit
-------------------------

Wound care                        $6,532,803       $3,507,263      $3,025,540       86.3%
Wound closure and fasteners        1,358,576        1,672,463        (313,887)     (18.8%)
Skin care                           (101,957)         372,204        (474,161)    (127.4%)
                                 ------------      -----------     ------------

    Total                         $7,789,422       $5,551,930      $2,237,492       40.3%
                                 ============     ============     ============

        Company net sales increased $3,658,343, or 18.4%, to $23,545,475 in 2005 from $19,887,132 in 2004. Canadian net sales increased $3,872,781, or 43.9%, to $12,699,991 in 2005 from $8,827,210 in 2004. This increase was driven by growth of $1,518,000, favorable exchange of $614,781 and the one-time benefit of approximately $1,740,000 related to the sale of inventory on hand to a new distributor to fill its pipeline in connection with entering into a new exclusive distributor agreement in 2005. U.S. net sales decreased $214,438, or 1.9%, to $10,845,484 in 2005 from $11,059,922 in 2004. The decrease was driven by the loss of an exclusive catheter fastener distribution agreement in 2004 coupled with continuing skin care competitive pressure and a softening of demand for basic wound care and silver dressings. Partially offsetting these decreases was the continued growth of the private label business coupled with the stabilization of the Dermagran business.

        Company gross profit increased $2,237,492, or 40.3%, to $7,789,422 in 2005 from $5,551,930 in 2004. Canadian gross profit increased $2,242,377, or 114.5%, to $4,200,630 in 2005 from $1,958,253 in 2004. Canadian gross profit margin percentage improved 10.9 points to 33.1% in 2005 from 22.2% in 2004. The significant improvement in Canada in 2005 gross profit dollars and margin percentage reflects the combined impact of higher sales, a significant turnaround in operating performance, higher throughput, the benefit of lower negotiated basic wound care costs and a one-time benefit of $600,000 related to the sale of inventory to fill the new Canadian distributor’s pipeline. U.S. gross profit was essentially flat at $3,588,792 in 2005 versus $3,593,677 in 2004. Gross profit margin percentage increased to 33.1% in 2005 versus 32.5% in 2004. The change in gross profit dollars and margin percentage reflects the combined effect of lower sales and adverse product mix as 2005 sales growth came from lower margined products, effectively being offset by the flow through benefit of lower product costs sourced from Canada.

        Wound care sales increased $4,757,871, or 32.6%, to $19,366,904 in 2005 from $14,609,033 in 2004. The increase is principally attributable to a basic wound care increase of $3,853,611, or 36.1%, to $14,522,860 in 2005 from $10,669,249 in 2004. This increase was driven by a significant increase in Canadian basic wound care sales of $3,872,781, comprised of growth of $3,258,000 and favorable exchange of $614,781 (reflecting a 6.5% strengthening of the Canadian dollar), while U.S. basic wound care sales decreased $19,170, or 1.0%. The Canadian sales growth was driven by a one-time benefit of approximately $1,740,000 (excluding foreign exchange benefit) related to the sale of inventory on hand to fill the distribution pipeline, in conjunction with the appointment of an exclusive third party distributor for Canada in the second quarter 2005, coupled with normal growth of $1,518,000, or 17.2%, due principally to improved contract compliance and the improved market visibility afforded by the new exclusive distribution agreement effective June 1, 2005. Advanced wound care sales increased $904,260, or 23.0%, to $4,844,044 in 2005 from $3,939,784 in 2004. This increase was driven by continued growth of the Company’s private label business coupled with the stabilization of the Dermagran business. Dermagran sales were up $51,325, or 3%, in 2005 versus a significant decrease in 2004. Partially offsetting these increases were lower silver product sales which, while improving in the second half of 2005, were $124,242, or 30.3%, less than in 2004.

        Wound care gross profit increased $3,025,540, or 86.3%, to $6,532,803 in 2005 from $3,507,263 in 2004. Gross profit margin increased to 33.7% in 2005 from 24.0% in 2004. Approximately $600,000 of the increase in gross profit dollars relates to the one-time sale of inventory to fill the new Canadian distributor’s pipeline. The balance of the gross profit dollar increase and improved gross profit percentage is due to the increase in sales and improved manufacturing efficiencies in 2005, coupled with the flow through of lower basic wound care costs from China negotiated in 2004, the non-recurrence of one-time advanced wound care private label manufacturing and Kimberly-Clark equipment transfer related start-up and product validation costs incurred in 2004, lower advanced wound care costs associated with the manufacture of the former Kimberly-Clark products in-house versus the higher acquisition related negotiated costing used in much of 2004, lower silver dressing costs associated with sourcing from a new supplier, and the non-recurrence of a one-time $59,400 inventory write-off in the first quarter 2004.

        Wound closure and fastener sales decreased $662,453, or 19.8%, to $2,676,979 in 2005 from $3,339,432 in 2004. A reduction of approximately $697,000 in sales of certain catheter fasteners in 2005 versus 2004, associated with the loss of the Company’s exclusive distribution agreement for the sale of these products in August 2004, is primarily responsible for the decrease. A $37,000, or 5.2%, decrease in catheter fastener sales due to competitive pressure also contributed. These decreases were partially offset by a $72,000, or 3.5%, increase in suture strip sales.

        Wound closure and fastener gross profit decreased $313,887, or 18.8%, to $1,358,576 in 2005 from $1,672,463 in 2004. Gross profit margin increased to 50.8% in 2005 from 50.1% in 2004. The decrease in margin dollars is consistent with the sales shortfall. The margin improvement principally reflects the benefit of the loss of the exclusive catheter fastener business, which was lower margined than the balance of the line.

        Skin care sales decreased $437,075, or 22.5%, to $1,501,592 in 2005 from $1,938,667 in 2004 due to continuing competitive pressure and the loss of several key customers. Skin care gross profit decreased $474,161 to a loss of $101,957 in 2005 from a profit of $372,204 in 2004. The Company completed the closure of its skin care manufacturing operation on schedule in August 2005 and commenced outsourcing the manufacture of its skin care products from a third party supplier. Included in the 2005 loss are one-time costs of approximately $169,000 associated with the closure of the facility and post closure ongoing lease and maintenance costs of approximately $7,500 per month. Excluding these one-time costs, the skin care line generated a positive gross profit of approximately $67,000 in 2005. Skin care margins are expected to improve going forward as the Company works through its higher cost inventory on hand. Further margin improvement will occur upon sub-leasing the former manufacturing facility, which is under lease through January 2007, and eliminating the costs associated therewith.

Operating Expenses

        The following table highlights December 31, 2005 versus 2004 operating expenses by type:

                                    Year Ended December 31,
                                    -----------------------
                                     2005             2004                Variance
                                     ----             ----                --------

Distribution                     $1,564,512       $1,430,048       $134,464      9.4%
Marketing                           416,779          369,446         47,333     12.8%
Sales                             1,912,030        1,902,783          9,247      0.5%
General administrative            3,627,665        3,673,257        (45,592)    (1.2%)
                                 ----------       ----------       ---------

    Total                        $7,520,986       $7,375,534       $145,452      2.0%
                                 ==========       ==========       ========

        Operating expenses increased $145,452, or 2.0%, to $7,520,986 in 2005 from $7,375,534 in 2004. Operating expenses for 2005 include an increase of $193,603 related to foreign exchange associated with a 6.5% strengthening of the Canadian dollar on the Canadian operations. Excluding the impact of foreign exchange, operating expenses decreased $48,151, or 0.6%, in 2005 versus 2004. Excluding exchange, operating expenses in Canada increased $49,974, or 2.0%. U.S. operating expenses decreased $98,125, or 2.0%.

        Distribution expenses increased $134,464, or 9.4%, in 2005 versus 2004. Expenses in Canada increased $297,518 (including $55,710 in expenses related to foreign exchange) while expenses in the U.S. decreased $163,054. The increase in Canada was attributable to implementation of the new distribution agreement. Effective June 2005, the new distributor assumed responsibility for customer service, product delivery, inventory management and warehousing while, to the extent feasible, the Company eliminated its internal cost for these services. The distributor charges the Company a distribution fee each month based on a fixed percentage of eligible distributor net sales of the Company’s products to end users. The $241,808 increase (excluding foreign exchange) is attributable to slightly higher distributor fees versus the Company’s previous internal charges and the impact of higher sales and corresponding higher fees since inception of the agreement, together with approximately $52,000 in one-time severance and other related costs associated with the transition to the new agreement. In addition, the Company is incurring incremental expense to maintain a temporary distribution warehouse in previously leased manufacturing space adjacent to the main facility in Toronto (that it intended to sub-lease) until such time that the activities conducted therein can be integrated into existing leased manufacturing space in the main facility. The U.S. decrease principally reflects the benefit of closing one of the Company’s distribution facilities in April 2004 and the non-recurrence in 2005 of approximately $60,000 of one-time costs to close the facility. In addition, the Company incurred various incremental start up related expenses to open the new U.S. distribution center in March 2004 that were not repeated in 2005. Partially offsetting these expense reductions were higher lease, utility and depreciation expenses associated with the new, larger, more well equipped U.S. distribution center.

        Marketing expenses increased $47,333, or 12.8%, in 2005 versus 2004. The increase is principally attributable to higher promotion and product development expense in support of the Company’s growth initiatives.

        Sales expenses increased $9,247, or 0.5%, in 2005 versus 2004. Expenses in Canada increased $39,555 (including $30,755 in expenses related to foreign exchange) while expenses in the U.S. decreased $30,308. The $8,800 increase (excluding foreign exchange) in Canada is attributable to a higher level of sales support activities consisting principally of travel, convention attendance and sampling to expand market visibility and improve contract compliance and one-time severance and travel costs associated with implementing the new distribution agreement. Partially offsetting these increases were savings associated with eliminating one territory sales representative position in connection with implementing the new distribution agreement. The U.S. decrease was attributable to $56,000 associated with the elimination of a sales database consultant and related expenses in early 2005, $39,000 associated with lower manufacturers’ representatives commissions due to the decision to discontinue their use in the second quarter 2005, and lower sample expense of $22,000. Partially offsetting these decreases were higher recruiting expenses of $42,000, travel of $39,000 and compensation associated with hiring a new territory representative in September 2005.

        General and administrative expenses decreased $45,592, or 1.2%, in 2005 versus 2004. Expenses in Canada decreased $93,496 (net of $107,138 in expenses related to foreign exchange) while expenses in the U.S. increased $47,904. The $200,634 decrease (excluding foreign exchange) principally reflects the non-recurrence in 2005 of a $301,600 charge for employee termination costs, partially offset by higher compensation costs associated with the filling the new director of materials and logistics position in the second quarter 2005, one-time costs of $41,700 for severance and other costs associated with implementing the new distribution agreement, coupled with higher health benefit, travel, insurance, bank and bad debt expenses. The increase in the U.S. reflects board of directors fees of $69,000 initiated in 2005, higher compensation of $43,000 related to non management pay increases, a full year’s expense for the new IT director hired in April 2004, a new materials management position effective September 2005, incremental Sarbanes-Oxley related fees of $30,000, and travel of $19,000, partially offset by the non-recurrence in 2005 of a $42,600 bad debt write-off taken in the first quarter 2004 coupled with lower public relations, legal and other miscellaneous expenses due to cost containment efforts.

Goodwill Impairment Loss

        The Company conducted the required annual goodwill impairment review in the fourth quarter 2005 and determined that the $1,110,967 carrying value of its Sunshine Products, Inc. goodwill was impaired and recorded a $910,967 goodwill impairment charge on the Consolidated Statement of Operations. In 2005, the Sunshine Product Line continued to experience competitive pressure leading to declining sales and gross profit. Despite attempts to improve the financial performance of the line, the Company has been unable to overcome the sales and marketing breadth and product cost advantage held by its larger competitors. Utilizing the Company's methodology for evaluating goodwill impairment (see Note 1), the implied value of the Sunshine Product Line goodwill was determined to be $200,000. Excluding goodwill, the Company believes the balance of the assets and liabilities related to the Sunshine Product Line are fairly valued and recovery is reasonably assured. The Company has internally evaluated the prospective sale price of the Sunshine Product Line and determined that in management's judgment it is comparable to the implied value of the goodwill.

Interest Expense

        Interest expense increased $109,562, or 48.2%, to $336,867 in 2005 from $227,305 in 2004. Interest expense in Canada decreased $44,375 (net of $9,234 in expenses related to foreign exchange) while interest expense in the U.S. increased $153,937. The $53,609 decrease in Canada (excluding foreign exchange) reflects lower outstanding line of credit and term loan balances in 2005, partially offset by slightly higher interest rates and fees. Canada’s outstanding line of credit balance was significantly reduced, beginning in mid-May 2005, to zero by the end of June 2005 through the use of the initial one-time positive cash flow generated by implementation of the new distribution agreement. Canada’s term loan was significantly reduced in January 2005 as a result of the pay off of an outstanding irrevocable standby letter of credit issued by the U.S. lender in the amount of $200,000 held by the Canadian lender as additional security for its credit facility. The $200,000 payment was applied to the term loan as a permanent principal reduction against the principal amount due in 2007. The increase in the U.S. is due to higher outstanding line of credit balances, higher interest rates and higher line of credit fees in 2005 versus 2004. In January 2005, the Company refinanced its U.S. line of credit at a higher overall cost level. In addition, in 2004 the U.S. operation did not move into a net borrowing position until June 2004.

Other Income/Expense

        Other income/expense improved $358,078 to $70,294 income in 2005 from $287,784 expense in 2004. The 2005 net income was comprised of a gain plus interest of $179,000 related to a one-time distribution agreement upset fee recorded in the first quarter 2005 and license fee income of $15,000 less fixed asset write-offs of $72,000, unfavorable exchange of $22,000 and miscellaneous net expenses of $30,000. The 2004 net expense was comprised of fixed asset write-offs of $259,000, reversal of a prior year gain of $14,000 and miscellaneous net expenses of $23,000, less license fee income of $8,000.

Income Taxes

        The Company did not record any tax expense in 2005 or 2004 given its net operating losses in 2005 and 2004 and available net operating loss carry forwards.

Net Loss

        The Company incurred a net loss of $909,104, or $0.07 loss per share (basic and diluted), in 2005 compared to a $2,338,693 loss, or $0.25 loss per share (basic and diluted), in 2004.

Liquidity and Capital Resources

Operational Overview

        In 2005, overall sales growth did not meet Company expectations. While reported sales increased 18.4% in 2005 over 2004, adjusted for one-time items, lost business and foreign exchange, period to period sales growth was approximately 9%. Sales in Canada exceeded expectations growing approximately 17%, as the Company has focused on contract compliance, exploring opportunities in other market segments (other than its traditional strength in the acute care segment) and working closely with its new exclusive distributor to leverage sales growth opportunities presented by this new relationship. Sales in the U.S. increased modestly at approximately 2% period to period. Growth in the private label area has effectively been offset by softness in the skin care, basic wound care and silver areas. Sales in the advanced wound care and wound closure-fasteners areas have remained relatively stable.

        As expected, the Company realized the benefit of its manufacturing and sourcing initiatives completed during 2004 and built on them throughout 2005. Notwithstanding the impact of price and mix on margins, gross profit margin increased to 33.1% in 2005 from 27.9% in 2004 due principally to improved manufacturing efficiencies and lower product procurement costs. In an effort to further enhance manufacturing efficiency and competitiveness, the Company closed its underutilized skin care manufacturing facility in August 2005 and cost effectively outsourced the manufacture of these products to a third party. Excluding one-time and ongoing costs, the skin care line generated a modest gross profit in 2005. Skin care margins are expected to improve going forward as the Company works through its existing higher cost inventory and once it is able to offload ongoing lease and maintenance costs of approximately $7,500 per month associated with the former manufacturing facility.

        Excluding one-time costs, expense reclassifications and exchange, 2005 operating costs increased approximately 4% versus 2004. Higher Canadian distribution costs related to the new distribution agreement and marketing in support of the Company’s growth initiatives represented the major areas of increase. This modest increase reflects the Company’s continuing effort to restrain expenses to the extent possible without adversely affecting the underlying infrastructure in place to support planned growth.

        The Company reported a net loss of $909,104 in 2005 versus a net loss of $2,338,693 in 2004. While there were a number of one-time items affecting each years results, overall 2005‘s performance represents a distinct improvement over 2004. Notwithstanding this improved performance, the Company will continue to focus on, and take the steps necessary to accelerate, sales growth while properly aligning operating expenses with expected revenues.

        As of December 31, 2005, the Board of Directors approved 461,875 stock options as part of the Company’s 2005 performance-based option plan as being earned by Company management. In accordance with the terms of the performance based option plan, options earned are immediately vested. In connection with the award of these options, the Company recorded a non-cash charge of $23,094 to compensation expense.

        On December 30, 2005, the Board of Directors approved the acceleration of vesting of unvested stock options held by officers, directors and employees of the Company. The vesting of options to purchase 828,533 shares of common stock, with exercise prices ranging from $0.37 to $1.70 per share and with a weighted average exercise price of $0.80 per share was accelerated. Of the options whose vesting was accelerated, 116,250 options were “in the money” when compared to a per share market price of $0.43, representing the closing price of the Company’s stock on December 29, 2005. In accordance with the intrinsic value method of accounting under APB 25 used by the Company through December 31, 2005, no charge was recorded for the vesting of the in the money options as, in the opinion of Company management, all of these options would have ultimately vested pursuant to the options original vesting schedule. The decision to accelerate the vesting of the foregoing options was made primarily to reduce non-cash compensation expense of approximately $422,000 that would otherwise have been recorded in future periods in compliance with SFAS 123(R).

        In the fourth quarter 2005, the Company conducted its required annual goodwill impairment review and determined that the $1,110,967 carrying value of its Sunshine Products, Inc. goodwill was impaired. In December 2005, the Company recorded a $910,967 non-cash goodwill impairment charge on the Consolidated Statement of Operations. The revised implied value of the Sunshine Products, Inc. goodwill of $200,000 is comparable to the value derived using the Company’s discounted cash flow methodology and is deemed reasonable by management.

        In June 2005, in connection with implementation of the new distribution agreement, the Company sub-leased its Canadian distribution center through June 2008 at its existing rates and terms. The sub-lessee has the right to continue leasing the facility after June 2008 on a month-to-month basis with the Company’s approval or extend the lease term for up to two additional years. The Company’s lease expires August 2009. Total payments under the sub-lease agreement through June 2008 aggregate approximately $360,000.

        In June 2005, the Company announced its intention to close its skin care manufacturing facility in St. Louis, Missouri and outsource the facility’s production with a view to reducing overhead and improving cost competitiveness. The facility was closed on schedule at the end of August 2005. Through year-end, one-time closure related and ongoing costs of approximately $169,000 consisting of severance, lease costs, inventory write-offs, fixed asset write-offs and post closing maintenance costs were incurred. Ongoing estimated monthly lease and facility maintenance costs of $7,500, net of existing committed lease cost and estimated sub-lease income through lease expiration on January 31, 2007, will be expensed as incurred.

        On May 9, 2005 the Company entered into a five-year agreement expiring May 1, 2010 with a Canadian company to serve as the exclusive distributor of its products in Canada. Effective June 1, 2005 the distributor assumed responsibility for customer service, product delivery and maintenance and warehousing of sufficient inventory to meet order fulfillment requirements. With respect to sales made by the distributor to the Company’s contract customers in its capacity as a servicing agent, the Company will pay the distributor a distribution fee and a specified incentive for growth (as achieved). The Company will reimburse the distributor for the difference between the price paid by the distributor and the Company’s contract price with its customer upon submission by the distributor of a rebate report. With respect to sales made by the distributor to its customers, the distributors’ compensation will consist solely of the excess of the proceeds over the cost of the product and the Company will not be responsible for payment of any distribution fee. Further, the agreement requires the distributor to meet specified minimum sales growth targets of 15%, 12%, 12% and 12% in the first four years, together with private label product purchase targets, failing which the Company may cancel the agreement. The Company believes that the agreement will provide better service to its customers throughout Canada and greater opportunity for prospective sales and profit growth.

        In connection with implementing the agreement, the Company sold to the distributor its existing inventory of saleable finished product on hand and all saleable finished product it committed to manufacture prior to signing of the agreement for delivery by the Company through September 2005 at the agreed upon prices to initially stock and maintain its distribution pipeline. Other than the one-time sale in May and June 2005 of its existing inventory on hand, which is estimated to represent two to two and one-half months sales, prospective sales are expected to resume historical trends affected only by existing market conditions and the growth opportunities inherent in the agreement. Given economic order quantities and normal lead times associated with the products sold to the distributor, it is expected that a two to three month safety stock will be required prospectively by the distributor to maintain required customer service requirements. In addition, the Company incurred one-time costs consisting of severance and other costs to dismantle its distribution capabilities and sub-lease its distribution warehouse. A summary of the estimated one-time benefit and costs of the agreement recognized in the twelve months ended December 31, 2005 is outlined below:

                      Net Sales                 $1,840,000
                      Cost of Sales              1,240,000
                                                ----------

                      Gross Profit                 600,000
                      Expenses                     105,000

                      Pretax Income             $  495,000
                                                ----------

        Further, implementation of the agreement resulted in an estimated one-time positive cash flow benefit of $2,705,000 stemming from lower receivable and inventory requirements going forward and the one-time pretax income benefit of the sale of existing saleable finished product inventory on hand to the distributor.

        In 2004, the Company’s exclusive distribution agreement for certain catheter fasteners expired and was not renewed by the manufacturer. In accordance with the Company’s distribution agreement with a major customer for the fasteners, if the customer subsequently enters into an agreement with the manufacturer to distribute these products, then the customer would be required to pay the Company an upset fee of $200,000 in forty-eight monthly installments of $4,167. As of January 2005, the customer advised the Company that it had entered into an agreement with the manufacturer to distribute the catheter fasteners and that it was liable for payment of the upset fee. In January 2005, the Company discounted the future cash flow stream associated with the payment of the upset fee and recognized a gain of $164,300.

        On February 8, 2005, the Company closed a private offering of 2,760,000 units at $0.50 per unit, each unit consisting of one share of the Company’s common stock and one four-year series G warrant to purchase one share of common stock at a price of $1.05. Total offering proceeds of $1,220,666, net of $159,334 in offering expenses, were used for working capital. The offering was initiated in December 2004. In 2004, the Company sold 1,555,000 units and received offering proceeds of $698,859, net of $78,641 in offering expenses. In 2005, the Company sold 1,205,000 units and received offering proceeds of $521,808, net of $80,692 in offering expenses.

        In 2004, the Company entered into operating and capital leases totaling approximately $4,222,000 in commitments through 2012, with terms ranging from three to five years, relative to the following: extension of the Canada manufacturing facility lease in the amount of $1,902,000, lease for the new U.S. distribution center in the amount of $1,118,000, Canada distribution and U.S. manufacturing facility extensions in the amount of $903,000 and U.S. distribution center equipment and upgrades to the Company-wide telecommunications and information technology equipment in the amount of $299,000. No further significant lease obligations are anticipated in the foreseeable future.

        On September 24, 2004, the Company settled litigation brought against it and its wholly owned Canadian subsidiary by a former executive relative to the executive’s termination of employment. Pursuant to the settlement, the Company agreed to pay the sum of $269,500 over a period of seven months and extend the expiration date of previously granted options to purchase 500,000 shares of the Company’s common stock at $0.50 per share from May 9, 2004 to September 30, 2006. The settlement costs, together with estimated other costs associated with the termination aggregating $301,600, were charged against the reserve established in March 2004 to cover the estimated cost of the litigation. The balance due the former employee was fully paid as of April 2005.

        On February 25, 2004, the Company closed a private offering of 2,057,145 shares of its common stock at a price of $1.05 per share. Offering proceeds were used to fund the acquisition of the Kimberly-Clark Corporation wound care business and for general working capital purposes. Offering proceeds of $1,961,797, net of offering expenses of $198,203, were received.

        On January 9, 2004, the Company purchased the Kimberly-Clark Corporation wound care business for total consideration of $1,942,797. The consideration consisted of cash of $376,797 and a seller financed, non-interest bearing promissory note due on or before December 31, 2004 of $1,566,000. The cash outlay consisted of $300,100 paid at closing and $76,697 for acquisition related costs. The equipment purchased was installed in a newly renovated area in the Company’s manufacturing facility in Toronto, Canada that was completed in August 2004. The cost to transfer, install and validate the equipment was approximately $680,000. The promissory note was paid in full on December 30, 2004 using restricted cash on deposit with the U.S. lender and available line capacity.

Cash Flow

        At December 31, 2005 and 2004, the Company had cash and cash equivalents on hand of $1,105,330 and $46,508, respectively. The $1,058,822 increase principally reflects a timing difference that results from net cash provided by operating activities of $2,956,051 partially offset by net cash used in financing activities of $1,723,089, net cash used in investing activities of $238,670 and cash provided as a result of exchange rate changes of $64,530. The timing difference reflected in net cash provided by operating activities reflects receipt of a large Canadian receivable payment at year end. Subject to constraints surrounding the movement of cash between legal entities, the Company’s objective has been to maintain minimum cash balances on hand while using available cash to pay down its outstanding line of credit balances.

        Net cash provided by operating activities stems principally from an estimated $2,705,000 positive cash infusion associated with implementation of the Canadian distribution agreement in the second quarter 2005 together with cash provided by ongoing operations of approximately $299,000, cash provided of approximately $35,000 related to the one-time distribution upset fee, less cash used of approximately $84,000 related to the one-time cost to close the skin care manufacturing facility. Of the $299,000 of cash provided by ongoing operations, approximately $742,000 represents cash provided by operations (net loss plus non-cash charges) partially offset by approximately $443,000 of cash used representing the net change in operating assets and liabilities. Higher inventory in support of the 2005 sales growth and the pay down of accounts payable and accrued liabilities afforded by the improved cash flow partially offset by lower receivables due principally to timing were the drivers behind the net change in ongoing assets and liabilities.

        Net cash used in financing activities principally reflects use of available cash generated from operating activities to pay down the Company’s outstanding line of credit balance by $1,682,388. Other uses pertain to debt repayment of $445,919, including, in addition to normal scheduled payments, a one-time payment of $200,000 in January 2005 related to the payoff of the outstanding standby letter of credit issued by the U.S. lender in favor of the Company’s Canadian lender as additional security for the Company’s Canadian credit facility and deferred financing costs of $116,590 related to refinancing the U.S. line of credit in January 2005. Partially offsetting these cash uses were net proceeds of $521,808 from the sale of common stock in the first quarter 2005.

        Net cash used in investing activities of $238,670 reflects capital investment of $223,754 principally in Canada to expand and improve manufacturing capability and efficiency, $49,376 of capitalized business acquisition costs less $34,460 related to the sale of non essential equipment.

Working Capital

        Working capital increased $505,197, or 17.7%, at December 31, 2005 to $3,354,793 from $2,849,596 at December 31, 2004. The increase reflects the net impact of the cash inflows and outflows outlined in the Cash Flow section above.

Financing Arrangements – United States

        On January 31, 2005, the Company entered into a three-year revolving credit facility agreement (the “New Agreement”) with a new U.S. lender for a maximum principal amount of $2,000,000. The New Agreement replaces a $2,000,000 revolving credit facility that expired on January 31,

2005 with the previous U.S. lender. At January 31, 2005, maximum potential advances under the New Agreement were approximately $1,700,000. On January 31, 2005, the Company applied advances of approximately $1,300,000 under the New Agreement in satisfaction of the prior U.S. lender’s outstanding obligations. Future advances will be utilized to fund strategic initiatives and general working capital requirements. The Company incurred loan origination and legal fees of approximately $147,300 in connection with the implementation of the New Agreement. These fees have been deferred and are being amortized to interest expense over the three-year term of the New Agreement.

        The Company may request advances under the New Agreement up to the value of 85% of eligible receivables (as defined) and 55% of eligible inventory (as defined). Interest on outstanding advances is payable monthly in arrears at the prime rate (as defined) plus 2.5%, but not less than 7.5% per annum. At December 31, 2005, the effective interest rate was 9.75%. In addition, the Company pays a monthly collateral management fee at the rate of 1.5% per annum upon the daily average amount of advances outstanding and a monthly unused line fee of 0.5% per annum upon the difference between the daily average amount of advances outstanding and $2,000,000. Outstanding advances are secured by all of the Company’s existing and after-acquired tangible and intangible U.S. assets. In addition, the Company has accorded the new U.S. lender its guarantee of payment together with a second lien security interest in the assets of the Company’s wholly owned Canadian subsidiary. The new U.S. lender has agreed not to exercise its rights under its second lien security interest and guarantee against the Canadian assets without the Canadian lender’s approval.

        Maximum potential advances under the New Agreement at December 31, 2005 were $1,800,000. Advances outstanding against the line were $1,080,561 at December 31, 2005, leaving an additional $719,439 available for borrowing.

        Over the term of the New Agreement, the Company has agreed to comply with the following covenants as measured at the end of each month for the average of the three most recent calendar months based upon its consolidated operating results: (a) maintain EBITDA (earnings before interest, taxes, depreciation and amortization) in the range of negative $300,000 (as of January 31, 2005) transitioning to positive $600,000 (post December 31, 2005) and (b) maintain its fixed charge ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) in the range of –1.0 to 1.0 (as of January 31, 2005) to 1.25 to 1.0 (post December 31, 2005). In addition, at all times the Company’s cash on hand (including unused borrowing capacity under the New Agreement) must not be less than $200,000. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the New Agreement.

        Based upon consolidated operating results for March and April 2005, the Company was out of compliance with its EBITDA and fixed charge ratio covenant under the New Agreement. The U.S. lender agreed to waive these covenant violations. Effective June 30, 2005, the Company and the U.S. lender agreed to prospectively amend the Company’s monthly minimum EBITDA and fixed charge ratio covenants to better align these covenants with expected performance. The Company incurred fees of $10,000 associated with the granting of the covenant amendments. Based upon consolidated operating results for September 2005, the Company was out of compliance with its EBITDA covenant. The U.S. lender agreed to waive the covenant violation for September 2005. Based upon consolidated operating results for October 2005 through February 2006, the Company was out of compliance with its EBITDA and fixed charge ratio covenants as amended effective June 30, 2005. The U.S. lender has agreed to waive these covenant violations and to work with the Company to amend the existing covenants going forward.

        The Company may terminate the New Agreement at any time by paying all outstanding indebtedness and any other payments due the U.S. lender and paying the U.S. lender a yield maintenance based early termination fee equal to the net present value (as defined) of the product of: (a) the effective yield on the facility for the six months prior to termination (expressed as an annual percentage rate), (b) $2,000,000, and (c) the quotient of the months remaining in the original term of the New Agreement divided by 12.

        On January 13, 2005, in connection with the refinancing of the U.S. line of credit, the Company paid off and cancelled the outstanding irrevocable standby letter of credit issued by the U.S. lender in the amount of $200,000 held by the Company’s Canadian lender as additional security for its credit facility. The $200,000 paid to the Canadian lender was applied as a permanent principal reduction against the principal amount due in 2007 associated with the Company’s outstanding term loan with the Canadian lender. Subsequently, on January 31, 2005, the Canadian lender agreed as part of refinancing of the U.S. line of credit to retain its second lien security interest and guarantee position against the Company’s U.S. assets and not to exercise its rights under its second lien security interest and guarantee against the U.S. assets without the new U.S. lender’s approval.

        On December 30, 2004, the Company paid off the promissory note due Kimberly-Clark Corporation in the amount of $1,566,000 using the restricted cash on deposit with the U.S. lender of $1,000,000 and available line capacity. In addition, the irrevocable standby letter of credit issued on behalf of the Kimberly-Clark Corporation in the amount of $1,566,000 was cancelled. In connection with this transaction, the maximum principal amount of the line was reduced from $4,000,000 to $2,000,000. All other terms of the prior agreement remained in full force and effect.

        On January 30, 2004, the Company entered into a modified one year line of credit agreement with its previous U.S. lender (the “prior agreement”). The maximum principal amount of the line increased to $4,000,000 from $3,000,000. In connection with entering into this line of credit agreement, the Company deposited $1,000,000 of cash in a restricted account with the U.S. lender and the U.S. lender issued an irrevocable standby letter of credit on the Company’s behalf for the benefit of Kimberly-Clark Corporation in the amount of $1,566,000. Advances were used to fund strategic initiatives and for general working capital purposes. Estimated maximum potential advances under the prior agreement were equal to the lesser of (a) $4,000,000 or (b) the sum of (i) 80% of eligible receivables (as defined), (ii) 50% of eligible inventory (as defined), (iii) an amount equal to the immediate liquidation value of funds deposited with the U.S. lender in a restricted account as security for any letters of credit extended by the lender on the Company’s behalf up to $1,000,000, less the aggregate amount of any outstanding letters of credit issued by the U.S. lender.

        Outstanding advances were secured by all tangible and intangible assets of the Company’s U.S. operations. Over the term of the Agreement, the Company agreed to maintain its fixed charge ratio (as defined) at not less than 1.25:1.0 as measured quarterly on a twelve month trailing basis. Additional covenants governing permitted indebtedness, changes in entity status, purchases of securities and protection of collateral were included in the Agreement. Ongoing operating losses resulted in the Company being out of compliance with certain of its U.S. line of credit covenants at March 31, June 30 and September 30, 2004. In return for a commitment to secure alternative financing for its U.S. obligations prior to the January 31, 2005 maturity date of the prior agreement, the U.S. lender agreed to waive the Company’s prior covenant violations and to maintain the line of credit until maturity thereof. The Company incurred waiver fees of $7,500 and agreed to an increase in the rate of interest payable under the line. All other terms of the prior agreement were maintained in full force and effect.

Financing Arrangements – Canada

        In November 2005, the Company finalized the annual renewal of its revolving credit facility (the “Canadian Agreement”) for a maximum principal amount of $688,000 ($800,000 Canadian) with its Canadian lenders. In light of the favorable impact of the new distribution agreement on the borrowing requirements of the Company’s wholly owned Canadian subsidiary, Derma Sciences Canada Inc., the maximum principal amount of the credit facility was reduced in line with the subsidiary’s prospective maximum borrowing capacity. The next annual review is expected to be completed by May, 2006. Derma Sciences Canada Inc., may request advances under the Canadian Agreement up to the value of 75% of eligible receivables (as defined) plus the lesser of $344,000 ($400,000 Canadian) or 40% of eligible inventory (as defined), less priority claims. Interest on outstanding advances is payable monthly in arrears at prime rate (as defined) plus 1.0%, or 6.00% for Canadian dollar advances and 8.75% for U.S. dollar denominated advances at December 31, 2005. Outstanding advances are secured by all tangible and intangible assets of Derma Sciences Canada Inc. In addition, the Company has accorded the Canadian lender its guarantee of payment together with a second lien security interest in the Company’s assets located in the U.S.

        Maximum potential advances under the Canadian Agreement at December 31, 2005 were $235,000. Advances outstanding against the Canadian Agreement were zero at December 31, 2005, leaving $235,000 available for borrowing.

        Over the term of the Canadian Agreement, the Company has agreed to comply with a number of financial covenants governing minimum working capital, current ratios, tangible net worth, interest coverage, total indebtedness to tangible net worth and total indebtedness to adjusted pre-tax earnings. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Canadian Agreement. In the event of a margin deficiency (as defined) or covenant violation, the Company is required to advance up to an additional $430,000 ($500,000 Canadian) of working capital to Derma Sciences Canada Inc. in order to correct the deficiency. This additional working capital may be repaid to the Company 45 days after the margin deficiency or covenant violation has been cured upon the condition that such repayment not result in a margin deficiency, covenant violation or any other event of default.

        At June 30, 2005, Derma Sciences Canada was out of compliance with its minimum working capital covenant. The violation occurred due to the adverse impact on Derma Sciences Canada’s working capital associated with accelerating repayment of an inter company loan and extending credit terms on regular inter company trade receivables to the U.S. parent in June 2005 in an effort to optimize the use of the positive cash flow associated with implementing the new distribution agreement in Canada. The violation has been corrected and the Canadian lender agreed to waive the covenant violation at June 30, 2005.

        Losses principally associated with the write-off of obsolete equipment, employee termination costs and a revamping of manufacturing operations in Toronto resulted in Derma Sciences Canada being out of compliance with certain of its income based loan covenants that are measured annually at December 31, 2004. The Canadian lender agreed to waive the covenant violations at December 31, 2004. The Company incurred fees of $12,000 associated with the granting of waivers in 2004.

Prospective Assessment

        The Company’s objective is to continue to grow sales and gross profit and return to profitability in 2006. Growth of the Company’s existing private label business is expected to accelerate in 2006 as existing business continues to grow and new customers are brought on board. Plans are in place to better leverage existing opportunities in the Company’s basic and advanced wound care lines in the U.S. by working more closely with several key existing and potential new customers to increase business. In Canada, the exclusive distribution agreement represents an opportunity for sales growth in the near to intermediate future. In 2005, the Company expanded its product development initiatives. As a result of these efforts, the Company expects to launch two new products in 2006.

        The Company expects to build upon its success in 2005 in the area of product cost savings. Higher throughput and improved operational efficiencies are expected to lower the Company’s overall internal cost of manufacturing going forward. Plans are in place to bring the manufacture of the Company’s wound closure and fastener line in house during 2006 at a significant savings versus existing third party sourcing. The Company expects to realize savings when it begins sterilizing its China source products in China in 2006. Subject to commodity driven cotton prices and foreign exchange changes, which are outside of the Company’s control, the Company expects to continue building on its successful relationships in China to keep its basic wound care costs competitive.

        The Company believes its existing infrastructure is adequate to support its growth plans for the foreseeable future except in the area of information technology where the Company is presently is in the midst of a two to three year program to upgrade its capabilities. In addition, as a small business filer (as defined by the SEC), the Company is required to be in compliance with Sarbanes-Oxley regulations as of December 31, 2007. The Company is closely monitoring its requirements under Sarbanes-Oxley and expects to incur significant one-time costs to comply beginning in the second half 2006 through the first quarter 2008 with modest ongoing incremental cost thereafter. Steps will continue to be taken to monitor operating expenses and to limit spending in this area to that necessary to support existing operations.

        Going forward, capital expenditures will continue to be limited to those projects capable of generating an acceptable level of return and those necessary to support ongoing operations. The Company plans to continue to closely monitor inventory levels with the objective of properly balancing customer service requirements while minimizing its investment in inventory wherever possible.

        The Company believes that available funds from expected improving operations and available lines of credit will be sufficient to satisfy the Company’s liquidity requirements through at least December 31, 2006. In addition, the Company will continue to evaluate external opportunities to leverage its core capabilities for growth.

        The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol “DSCI.OB.” The Common stock is also traded on the Boston and Pacific Stock Exchanges under the symbol “DMS.” The Company has paid no cash dividends in respect of its Common Stock and does not intend to pay cash dividends in the near future.

Additional Financial Information

Forward Looking Statements

        Statements that are not historical facts, including statements about the Company’s confidence, strategies, expectations about new or existing products, technologies, opportunities, market demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, product demand and market acceptance risk, impact of competitive products and prices, product development, commercialization or technological delays or difficulties, and trade, legal, social, financial and economic risks.

Critical Accounting Policies

        Estimates and assumptions are required in the determination of sales deductions for trade rebates, discounts and allowances. Significant estimates and assumptions are also required in determining the appropriateness of amortization periods for identifiable intangible assets, the potential impairment of goodwill and the valuation of inventory. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. For any individual estimate or assumption made by the Company, there may also be other reasonable estimates or assumptions. The Company believes, however, that given current facts and circumstances, it is unlikely that applying any such other reasonable judgment would cause a material adverse effect on the consolidated results of operations, financial position or cash flows for the periods represented in this section. The Company’s most critical accounting policies are described below:

Revenue Recognition and Adjustments to Revenue

        Revenue is recognized when product is shipped and title passes to the customer and collectability is reasonably assured. When the Company recognizes revenue from the sale of products, the Company simultaneously adjusts revenue for estimated trade rebates. A trade rebate represents the difference between invoice price to the wholesaler and the indirect customer’s contract price. These rebates are estimated based on historical experience, estimated customer inventory levels, current contract sales terms with customers and other competitive factors. If the assumptions used to calculate these rebates do not appropriately reflect future activity, the Company’s financial position, results of operations and cash flows could be impacted. The Company continually monitors the factors that influence these rebates and makes adjustments as necessary.

Goodwill

        The Company tests goodwill for impairment in the fourth quarter of each year or when impairment indicators are present. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgments and assumptions in estimating future cash flows to determine the fair value of the reporting unit. These assumptions include future growth rates, discount factors, future tax rates and other factors. The Company’s cash flow forecasts are based on assumptions that are consistent with the plans and estimates used to manage the underlying business. In addition, the Company makes certain judgments about allocating shared assets to the balance sheet for this segment. If the expected cash flows are not realized, impairment losses may be recorded in the future. As discussed in Note 6 of the Company’s financial statements, in 2005 the Company recorded a goodwill impairment charge of $910,967.

Inventory

        The Company writes down the value of inventory by the estimate of the difference between the cost of the inventory and its net realizable value. The estimate takes into account projected sales of the inventory on hand and the age of the inventory in stock. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The provision for the write-down of inventory is recorded in cost of sales.

Recent Accounting Pronouncements Affecting the Company

        In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements of the accounting for and reporting of a change in accounting principles. The provisions of SFAS 154 require, unless impracticable, retrospective application to prior periods’ financial statements of (1) all voluntary changes in accounting principles, and (2) changes required by a new accounting pronouncement if a specific transaction is not provided. SFAS 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate which requires prospective application of the new method. SFAS 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material impact on its financial condition or results of operations.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). This statement revises SFAS No. 123, “Accounting for Stock-Based Compensation,” which provided alternative methods of disclosure for stock-based employee compensation. It also supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related implementation guidance. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. SFAS 123(R) eliminates the alternative whereby the Company used APB 25‘s intrinsic value method of accounting that was provided in SFAS 123 as originally issued. Under APB 25, issuing stock options to employees generally resulted in recognition of no compensation cost. The effective date for SFAS 123(R) was modified by the SEC in April 2005 and now is effective for public entities as of the beginning of the next fiscal year that begins after December 15, 2005 and applies to all awards granted after the required effective date and to awards modified, repurchased or cancelled after that date. The cumulative effect of initially applying this statement, effective January 1, 2006, will be zero as all outstanding stock options as of December 31, 2005 were fully vested. The Company used the intrinsic value method through December 31, 2005 and, accordingly, the adoption of SFAS 123(R) will impact the Company’s results of operations based upon the grant of future options the materiality of which will be determined by the amount and fair value of future stock option grants. Notes 1 and 12 to the Company’s financial statements contain additional information on the Company’s stock based compensation and stock options.

        In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43B, Chapter 4” (“SFAS 151”). SFAS 151 retains the general principle of ARB 43, Chapter 4, Inventory Pricing, that inventories are presumed to be stated at cost; however, it amends ARB 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as charges of the current period and allocation of fixed production facilities. SFAS 151 defines normal capacity as the production expected to be achieved over a number of periods or seasons under normal circumstances, taking into account the loss of capacity resulting from planned maintenance. Accordingly, an entity will have to use judgment to determine when production is outside the range of expected variation in production (either abnormally low or abnormally high). In periods of abnormally low production, the amount of fixed overhead allocated to each unit of production should not be increased. However, in periods of abnormally high production, the amount of fixed overhead allocated to each unit of production is decreased to assure inventories are not measured above cost. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and should be applied prospectively. The Company does not expect the adoption of SFAS 151 to have a material impact on its financial condition or results of operations.

Annual Report

        THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF COMMON STOCK ON THE RECORD DATE, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE CORPORATE SECRETARY, DERMA SCIENCES, INC., 214 CARNEGIE CENTER, SUITE 100, PRINCETON, NEW JERSEY 08540.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Derma Sciences, Inc.

We have audited the accompanying consolidated balance sheets of Derma Sciences, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Derma Sciences, Inc. and Subsidiaries at December 31, 2005 and 2004, and their consolidated results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 24, 2006

DERMA SCIENCES, INC.

Consolidated Balance Sheets

--------------------------------------------------------------------------------------------------------
                                                                                   December 31,
ASSETS                                                                         2005            2004
------------------------------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                                              $  1,105,330    $     46,508
  Accounts receivable, net                                                  1,225,639       2,601,092
  Inventories                                                               3,868,663       4,932,232
  Prepaid expenses and other current assets                                   210,288         181,201
------------------------------------------------------------------------------------------------------
Total current assets                                                        6,409,920       7,761,033
Equipment and improvements, net                                             3,385,862       3,662,557
Goodwill                                                                      200,000       1,110,967
Other intangible assets, net                                                  299,776         383,911
Other assets, net                                                             299,688         132,464
------------------------------------------------------------------------------------------------------
Total Assets                                                             $ 10,595,246     $13,050,932
------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------
Current Liabilities
  Line of credit borrowings                                              $  1,080,561    $  2,820,284
  Current maturities of long-term debt                                        285,945         247,306
  Accounts payable                                                          1,197,062       1,249,409
  Accrued expenses and other current liabilities                              491,559         594,438
------------------------------------------------------------------------------------------------------
Total current liabilities                                                   3,055,127       4,911,437
Long-term debt                                                                388,473         867,539
Other long-term liabilities                                                    99,982          53,207
------------------------------------------------------------------------------------------------------
Total Liabilities                                                           3,543,582       5,832,183
------------------------------------------------------------------------------------------------------
Commitments
Shareholders' Equity
Convertible preferred stock, $.01 par value; 11,750,000 shares authorized; issued and outstanding: 2,280,407 at December 31, 2005 and 2004 (liquidation preference of $4,210,231) at December 31, 2005
  and 2004                                                                     22,804          22,804
Common stock, $.01 par value, 30,000,000 shares authorized;
  issued and outstanding: 12,285,768 shares at December 31, 2005 and
  11,079,007 shares at December 31, 2004                                      122,858         110,790
Additional paid-in capital                                                 19,905,059      19,371,225
Accumulated other comprehensive income -
  cumulative translation adjustments                                          896,077         699,960
Accumulated deficit                                                       (13,895,134)    (12,986,030)
------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                  7,051,664       7,218,749
------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                               $ 10,595,246    $ 13,050,932
------------------------------------------------------------------------------------------------------

See accompanying consolidated notes.

DERMA SCIENCES, INC.

Consolidated Statements of Operations

-------------------------------------------------------------------------------------------------
                                                                         Year ended December 31,
                                                                          2005            2004
-------------------------------------------------------------------------------------------------

Net Sales                                                            $23,545,475     $19,887,132

Cost of sales                                                         15,756,053      14,335,202
-------------------------------------------------------------------------------------------------
Gross Profit                                                           7,789,422       5,551,930
-------------------------------------------------------------------------------------------------
Operating expenses                                                     7,520,986       7,375,534
Goodwill impairment loss                                                 910,967           -
Interest expense                                                         336,867         227,305
Other expense (income), net                                              (70,294)        287,784
-------------------------------------------------------------------------------------------------
Total Expenses                                                         8,698,526       7,890,623
-------------------------------------------------------------------------------------------------
Loss before provision for income taxes                                  (909,104)     (2,338,693)
Provision for income taxes                                                 -               -
-------------------------------------------------------------------------------------------------
Net Loss                                                             $  (909,104)    $(2,338,693)
-------------------------------------------------------------------------------------------------
Loss per common share - basic and diluted                            $     (0.07)    $    (0.25)
-------------------------------------------------------------------------------------------------
Shares used in computing loss per common share - basic and diluted    12,216,804       9,424,191
-------------------------------------------------------------------------------------------------

See accompanying consolidated notes.

DERMA SCIENCES, INC.

Consolidated Statements of Shareholders' Equity

--------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Accumulated
                                           Preferred        Common     Convertible                    Additional          Other                           Total
                                             Shares         Shares      Preferred       Common         Paid-In        Comprehensive   Accumulated     Shareholders'
                                             Issued         Issued        Stock         Stock          Capital           Income         Deficit           Equity
--------------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                   2,284,574   7,462,695         $22,846       $74,627      $16,746,690        $294,185     $(10,647,337)     $6,491,011

Net loss                                          -           -               -             -                -               -          (2,338,693)     (2,338,693)
Foreign currency translation adjustment           -           -               -             -                -            405,775             -            405,775
                                                                                                                                                        -----------
Comprehensive loss - total                        -           -               -             -                -               -                -         (1,932,918)
Issuance of common stock in
  private placement, net of issuance
  costs of $276,844                               -      3,612,145            -           36,121        2,624,535            -                -          2,660,656
Conversion of series B preferred stock          (4,167)      4,167             (42)          42             -                -                -               -
--------------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2004                   2,280,407  11,079,007         $22,804      $110,790      $19,371,225        $699,960     $(12,986,030)     $7,218,749

Net loss                                          -           -               -             -                -                  -         (909,104)       (909,104)
Foreign currency translation adjustment           -           -               -             -                -            196,117             -            196,117
                                                                                                                                                         ----------
Comprehensive loss - total                        -           -               -             -                -               -                -           (712,987)
Issuance of common stock in
  private placement, net of issuance
  costs of $80,692                                -      1,205,000            -           12,050          509,758            -                -            521,808
Adjustment of shares issued and issuable
   in connection with acquisition                 -          1,761            -               18              (18)           -                -               -
Employee stock option expense                     -           -               -            -               24,094            -                -             24,094
--------------------------------------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2005                   2,280,407  12,285,768         $22,804      $122,858      $19,905,059        $896,077     $(13,895,134)     $7,051,664
--------------------------------------------------------------------------------------------------------------------------------------------------------------------

See accompanying consolidated notes.

DERMA SCIENCES, INC.

Consolidated Statements of Cash Flows

-----------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31
                                                                            2005              2004
-----------------------------------------------------------------------------------------------------
Operating Activities
  Net loss                                                              $ (909,104)     $ (2,338,693)
  Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities:
    Depreciation of equipment and improvements                             490,274           320,474
    Amortization of intangible assets                                       84,136           117,490
    Amortization of deferred financing costs                                71,598            88,483
    Provision for bad debts and rebates                                  1,196,504            15,233
    Provision for inventory obsolescence                                   289,946           196,837
    Goodwill impairment loss                                               910,967              -
    Loss on disposal of equipment and improvements                          65,753           273,263
    Deferred rent expense                                                   39,037            53,207
    Employee stock option expense                                           24,094              -
    Changes in operating assets and liabilities:
        Accounts receivable                                                159,162           163,501
        Inventories                                                        808,849          (910,904)
        Prepaid expenses and other current assets                          (11,412)          157,692
        Other assets                                                       (84,956)           11,276
        Accounts payable                                                   (67,945)          470,184
        Accrued expenses and other current liabilities                    (118,208)          257,574
        Other long-term liabilities                                          7,356              -
-----------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                      2,956,051       (1,124,383)
-----------------------------------------------------------------------------------------------------
Investing Activities
  Business acquisition costs                                               (49,376)       (1,942,797)
  Purchase of equipment and improvements                                  (223,754)       (1,030,588)
  Proceeds from sale of equipment and improvements                          34,460              -
-----------------------------------------------------------------------------------------------------
Net cash used in investing activities                                     (238,670)       (2,973,385)
-----------------------------------------------------------------------------------------------------
Financing Activities
  Net change in bank line of credit                                     (1,682,388)        1,348,780
  Deferred financing costs                                                (116,590)          (91,409)
  Long-term debt repayments                                               (445,919)         (209,626)
  Proceeds from issuance of stock, net of issuance costs                   521,808         2,660,656
-----------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                     (1,723,089)        3,708,401
-----------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                     64,530            (3,962)
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     1,058,822          (393,329)

Cash and cash equivalents
  Beginning of year                                                         46,508           439,837
-----------------------------------------------------------------------------------------------------
  End of year                                                         $  1,105,330    $       46,508
-----------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                $291,209          $172,663
Supplemental schedule of non cash investing and financing activities:
  Equipment obtained with capital leases                                      -             $228,518
-----------------------------------------------------------------------------------------------------

See accompanying consolidated notes.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

1.     Organization and Summary of Significant Accounting Policies

        Derma Sciences, Inc. and its subsidiaries (the “Company”) are full line providers of wound care, wound closure and fasteners and skin care products. The Company markets its products principally through independent distributors servicing the long-term care, home health and acute care markets in the United States, Canada and other select international markets. The Company’s U.S. distribution facility is located in St. Louis, Missouri, while the Company’s Canadian distribution facility is located in Toronto. The Company has manufacturing facilities in Toronto, Canada and Nantong, China.

      Summary of Significant Accounting Policies:

        Principles of Consolidation – The consolidated financial statements include the accounts of Derma Sciences, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Use of Estimates – In conformity with accounting principles generally accepted in the United States, the preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on knowledge of current events and actions which may be undertaken in the future, actual results may ultimately differ from these estimates.

        Foreign Currency Translation – Assets and liabilities are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss). For the Company’s Canadian subsidiary, whose functional currency is the Canadian dollar, exchange rate fluctuations on foreign currency denominated assets and liabilities other than the functional currency resulted in $22,414 of expense and $11,349 of income for the years ended December 31, 2005 and 2004, respectively.

        Cash and Cash Equivalents — The Company considers cash and cash equivalents as amounts on hand, on deposit in financial institutions and highly liquid investments purchased with an original maturity of three months or less.

        Concentration of Credit Risk — Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions in amounts which at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company has not experienced any losses in such accounts. The Company’s accounts receivable balance is net of an allowance for doubtful accounts. The Company does not require collateral or other security to support credit sales, but provides an allowance for doubtful accounts based on historical experience and specifically identified risks. Accounts receivable are charged off against the allowance for doubtful accounts when management determines that recovery is unlikely and the Company ceases collection efforts.

        Foreign Operations Risk – The Company’s future operations and earnings will depend to a large extent on the results of its operations in Canada and its ability to continue to maintain a continuous supply of basic wound care products from its own operation and/or its suppliers in China. While the Company does not envision any adverse change to the manner in which operations in Canada and China are presently being conducted, there can be no assurance that the Company will be able to successfully conduct such operations in the future, and a failure to do so may have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. Also, the success of the Company’s operations will be subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s products, prices for materials and products purchased from suppliers, competition and changes in regulations.

        Inventories — Inventories consist primarily of raw materials, packaging materials, work in process and finished goods valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method.

        Equipment and improvements – Equipment and improvements are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of their useful lives or the remaining lease term.

        Fair Value of Financial Instruments — The carrying value of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities. The fair value of the Company’s long-term debt approximates book value as such notes are at market rates currently available to the Company.

        Other Intangible Assets – Patents and trademarks and other intangible assets with definite lives are stated on the basis of cost. Patent and trademarks are amortized over 12 to 17 years on a straight-line basis. Other intangible assets consisting of product rights, formulations and specifications, regulatory approvals, customer lists and a non-compete agreement are amortized over 5 years on a straight-line basis.

        Long Lived Assets — In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for Impairment or Disposal of Long Lived Assets” the Company reviews its long-lived assets with definitive lives whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of the asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value.

        Goodwill — The Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. Goodwill and certain other intangible assets having indefinite lives are no longer amortized to earnings, but instead are subject to periodic (annual) testing for impairment. The Company tests goodwill for impairment using the two-step process prescribed by SFAS 142. The first step tests for potential impairment, while the second step measures the amount of impairment, if any. The Company uses a discounted cash flow analysis to complete the first step in this process. If the first step indicates an impairment, i.e. when the carrying value exceeds the fair value, then the second step is required to determine the implied fair value of goodwill. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination. The allocation is to be performed as if the reporting unit had just been acquired and the fair value of the unit was the purchase price. The goodwill impairment equals the carrying value of goodwill less the implied fair value of goodwill. As stated in Note 6, in 2005 the Company recorded a goodwill impairment charge of $910,967.

        Stock Based Compensation — SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”), provides companies with a choice to follow the provisions of SFAS No. 123 in the determination of stock-based employee compensation expense based on the fair values of the options or to continue to use the intrinsic value method pursuant to the provisions of “Accounting for Stock Issued to Employees” APB 25 and related interpretations in accounting for stock-compensation plans. The Company has elected to follow the provisions of APB 25. Under APB 25, if the exercise price of the Company’s stock options granted to employees equals or exceeds the market price of the underlying common stock on the date of grant, generally no compensation expense is recognized.

        No charge is recorded as of the date of grant for performance-based options. An evaluation is conducted as of the end of each subsequent reporting period to determine the probability of the performance criteria underlying the earning of the performance options being met. If it is determined that achievement of the underlying performance criteria is not probable as of the reporting date, no charge is recorded. If it is determined that achievement of the performance criteria is probable, then a charge is recorded. The charge represents the change in intrinsic value from the grant date through the reporting date. The charge is remeasured and adjusted each subsequent reporting period until the final determination as to the awarding of the performance-based options is made in accordance with the terms of the original grant.

        Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 148, which also requires that the information be determined as if the Company had accounted for stock options granted to employees under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005 and 2004:

                                            2005                 2004
                                            ----                 ----
         Risk-free interest rate

             First Quarter                  4.25%                4.00%
             Second Quarter                 3.90%                4.25%
             Third Quarter                  3.90%                 -
             Fourth Quarter                 4.40%                 -

         Volatility Factor

             First Quarter                  1.376                1.463
             Second Quarter                 1.353                1.448
             Third Quarter                  1.326                 -
             Fourth Quarter                 0.726                 -

         Dividend Yield                     0%                   0%

         Expected Option Life               5 Years              5 Years

        For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

                                                                       2005            2004
                                                                       ----            ----

   Net loss - as reported                                        $  (909,104)    $(2,338,693)
   Add:    Stock-based employee compensation expense included
           in reported net loss                                       24,094            -
   Deduct: Total stock-based employee compensation expense
           determined under fair value method for all awards      (1,186,530)       (871,212)
                                                                 ------------    ------------

   Pro forma net loss                                            $(2,071,540)    $(3,209,905)
                                                                 ------------    ------------

   Loss per common share - basic and diluted
       As reported                                                   $(0.07)         $(0.25)
       Pro forma                                                     $(0.17)         $(0.34)

        As of December 31, 2005, the board of directors approved 461,875 stock options as part of the Company’s 2005 performance-based option plan as being earned by Company management. In accordance with the terms of the performance based option plan, options earned are immediately vested. In connection with the award of these options, the Company recorded a non-cash charge of $23,094 to compensation expense.

        In May 2005, the Company modified the terms of a retired employee’s stock option agreement to provide for the continued vesting in accordance with the terms of the subject stock option agreement to the same extent as if the employee’s employment had continued indefinitely. In connection with this modification, the Company recorded a non-cash charge of $1,000 to compensation expense.

        Effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”) which revises SFAS 123 and supercedes APB 25. SFAS 123R requires that new, modified and unvested share-based payment transactions with employees, such as stock options and restricted stock, be recognized in the financial statements based on their fair value and recognized as compensation expense over their vesting periods.

        On December 30, 2005, the board of directors approved the acceleration of vesting of unvested stock options held by officers, directors and employees of the Company. The vesting of options to purchase 828,533 shares of common stock, with exercise prices ranging from $0.37 to $1.70 per share and with a weighted average exercise price of $0.80 per share was accelerated. Of the options whose vesting was accelerated, 116,250 options were “in the money” when compared to a per share market price of $0.43, representing the closing price of the Company’s common stock on December 29, 2005. No charge was recorded for the vesting of the in the money options as, in the opinion of management, all of these options would have ultimately vested pursuant to the options’ original vesting schedule. The decision to accelerate the vesting of the foregoing options was made primarily to reduce non-cash compensation expense of approximately $422,000 that would otherwise have been recorded in future periods in compliance with SFAS 123(R).

        Income Taxes – Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Revenue Recognition — The Company operates in three segments: wound care, wound closure and fasteners and skin care. Sales are recorded when product is shipped, title passes to customers and collectability is reasonably assured. Gross sales are adjusted for cash discounts, returns and allowances, Medicaid rebates and trade rebates in the same period that the related sales are recorded. Freight costs billed to and reimbursed by customers are recorded as a component of revenue. Freight costs to ship product to customers are recorded as a component of cost of sales.

        Advertising and Promotion Costs — Advertising and promotion costs are expensed as incurred and were $304,690 and $297,716 in 2005 and 2004, respectively.

        Net Income (Loss) per Share – Net income (loss) per common share – basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Net income (loss) per common share – diluted reflects the potential dilution of earnings by including potentially issuable shares of common stock (“potentially dilutive securities”), including those attributable to stock options, warrants and convertible preferred stock in the weighted average number of common shares outstanding for a period, if dilutive. Potential common stock has not been included in the computation of diluted loss per share as the effect would be anti-dilutive.

        Securities that could potentially dilute basic earnings per share in the future were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented. Those securities are as follows:

                                                  December 31,
                                              --------------------
                                              2005            2004
                                              ----            ----
   Dilutive shares:
      Preferred stock                      2,280,407       2,280,407
      Warrants                             4,069,441       4,734,448
      Stock options                        5,773,280       4,464,655
                                          ----------      ----------

          Total dilutive shares           12,123,128      11,479,510
                                          ==========      ==========

        Reclassifications – Certain reclassifications have been made to prior year reported amounts to conform with the 2005 presentation.

2. Acquisition of Kimberly-Clark Corporation’s Wound Care Assets

        On January 9, 2004, the Company purchased certain wound care assets from Kimberly-Clark Corporation. The primary purpose of the acquisition was to obtain equipment to expand the Company’s in-house manufacturing capabilities and to broaden its product line. The assets acquired consist of manufacturing equipment, product rights and other intangibles. The purchase price for the assets was $1,942,797 and was paid as follows: (1) $300,100 at closing; (2) $1,566,000 via a seller financed promissory note due December 31, 2004, without interest; and (3) $76,697 incurred for transaction costs. The acquisition was accounted for as a purchase of a business, effectively as of January 1, 2004, and the purchase price was allocated to equipment in the amount of $1,600,000 and identifiable intangible assets (see Note 7) in the amount of $342,797 based upon the estimated fair values of the assets acquired. The promissory note was paid in full on December 30, 2004.

        Kimberly-Clark manufactured wound care products, for the account of the Company, at its facility through April 9, 2004 to meet current customer demand and to build sufficient inventory to cover the period during which production at the Kimberly-Clark facility was discontinued and the equipment was transferred to the Company’s facility in Toronto, Canada. Upon cessation of manufacturing at Kimberly-Clark’s facility, the Company purchased, in accordance with a pre-determined formula, inventory consisting of raw and packaging materials and up to four months supply of finished goods. The purchase price of this inventory was approximately $550,000. Cash on hand and borrowings against available credit lines were used to pay for this inventory.

        The Company completed the transfer, installation and validation of the equipment and commenced manufacturing in Toronto, Canada in August 2004. The capital costs to transfer, install and validate the equipment were approximately $680,000.

3. Accounts Receivable

Accounts receivable include the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

   Trade accounts receivable                     $ 2,619,581     $2,774,293
   Less:  Allowance for doubtful accounts            (79,841)       (57,090)
          Allowance for trade rebates             (1,404,290)      (164,000)
                                                 ------------    -----------
        Net trade receivables                      1,135,450      2,553,203
   Other receivables                                  90,189         47,889
                                                 ------------    -----------

        Total receivables                        $ 1,225,639     $2,601,092
                                                 ============    ===========

4. Inventories

Inventories include the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

   Finished goods                                $2,516,114      $3,531,095
   Work in process                                  144,390          71,423
   Packaging materials                              398,463         461,052
   Raw materials                                    809,696         868,662
                                                 ------------    -----------

        Total inventory                          $3,868,663      $4,932,232
                                                 ============    ===========

5. Equipment and Improvements, net

Equipment and improvements include the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

   Machinery and equipment                       $3,337,306      $3,407,073
   Furniture and fixtures                           245,357         196,506
   Leasehold improvements                           887,286         714,992
                                                 ------------    -----------
        Gross equipment and improvements          4,469,949       4,318,571
   Less:  accumulated depreciation               (1,084,087)       (656,014)
                                                 ------------    -----------

        Total equipment and improvements, net    $3,385,862      $3,662,557
                                                 ============    ===========

        Machinery and equipment and leasehold improvements increased in the year ended December 31, 2004 principally due to the acquisition of the Kimberly-Clark Corporation wound care assets and infrastructure improvements to the Company’s Canadian manufacturing facilities necessitated thereby. The Company incurred a charge of $273,263 for the year ended December 31, 2004 related to the disposal of obsolete equipment.

        Included in equipment and improvements at December 31, 2005 was machinery and equipment with a cost of $221,518 and accumulated amortization of $54,353 attributable to leased equipment. Amortization of assets under capital leases is included in depreciation expense.

6. Goodwill Impairment

        In connection with the acquisition of Sunshine Products, Inc. in 1998, the Company recorded goodwill representing the excess of the purchase price over the fair value of the identifiable assets acquired. The Sunshine products (the “Product Line”) acquired in connection with this acquisition consist of hair and body soaps, lotions and moisturizers and skin cleansers that comprise approximately 95% of the Company’s skin care segment. Prior to completion of the 2005 goodwill impairment test in the fourth quarter 2005, the carrying value of this goodwill was $1,110,967.

        In 2005, the Product Line continued to experience competitive pressure leading to declining sales and gross profit. Despite various attempts to improve the financial performance of the Product Line, the Company has been unable to overcome the sales and marketing breadth and product cost advantage held by its larger competitors. Utilizing the Company’s methodology for evaluating goodwill impairment (see Note 1), the results of the 2005 goodwill impairment test is outlined below:

    Fair value of reporting unit with goodwill             $  624,000
    Less fair value of assets and liabilities,
        excluding goodwill, and including
        unrecognized intangible assets of $60,000             424,000
                                                           ----------
    Implied value of goodwill                                 200,000
    Carrying amount of goodwill                             1,110,967
                                                           ----------

    Goodwill impairment loss                               $  910,967
                                                           ==========

        Excluding goodwill, the Company believes the balance of the assets and liabilities related to the Product Line are fairly valued and recovery is reasonably assured. The Company has internally evaluated the prospective sale price of the Product Line excluding the fair value of any unrecorded intangible assets (customer lists, intellectual property etc.). The sale value is comparable to the implied value of goodwill of $200,000 derived from the discounted future cash flow methodology used in the impairment test and is deemed reasonable by management.

        The goodwill impairment expense of $910,967 has been recorded as a separate line item within Total Expense in the 2005 Consolidated Statement of Operations. Given the uncertainty surrounding the Company’s ability to use its available net operating loss carryforwards (see Note 14), no tax benefit has been provided relative to the impairment loss.

7. Other Intangible Assets, net

        Other intangible assets, net include the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

Patents and trademarks                            $ 444,067      $ 444,067
Other intangible assets                             342,797        342,797
                                                  ----------     ----------

Gross other intangible assets                       786,864        786,864
Less accumulated amortization                      (487,088)      (402,953)
                                                  ----------     ----------

Other intangible assets, net                      $ 299,776      $ 383,911
                                                  ==========     ==========

        At December 31, 2004, the Company recorded a $21,410 one-time charge to write-off the balance of other intangible assets related to the Genesis ointment product rights. In connection with the acquisition of the Kimberly-Clark Corporation wound care assets in January 2004, the Company allocated $342,797 of the purchase price to intangible assets consisting of product rights, formulations and specifications, regulatory approvals, customer lists and a non-compete agreement.

        The weighted average useful life of patent and trademarks and other intangibles is 5.9 years and 3.0 years, respectively. Actual amortization expense for 2005 and 2004 and estimated thereafter by year is outlined below:

                                                               Patents and      Other
                                                                Trademarks   Intangibles      Total
                                                                ----------   -----------      -----

Actual amortization expense for year ended 12/31/05               $15,614      $ 68,522      $ 84,136
                                                                  =======      ========      ========

Actual amortization expense for year ended 12/31/04               $15,696      $101,794      $117,490
                                                                  =======      ========      ========

Estimated amortization expense for years ending December 31,

         2006                                                     $15,614      $ 68,522      $ 84,136
         2007                                                      15,614        68,522        84,136
         2008                                                      15,614        68,522        84,136
         2009                                                      15,614         1,849        17,463
         2010                                                      15,614           -          15,614
         Thereafter                                                14,291           -          14,291
                                                                  -------      --------      --------

              Total                                               $92,361      $207,415      $299,776
                                                                  =======      ========      ========

8. Other Assets, net

        Other assets, net include the following:

                                                        December 31,
                                                    -------------------
                                                    2005           2004
                                                    ----           ----

   Deferred financing costs, net                 $ 92,235        $ 60,728
   Deposits                                        67,777          71,736
   Long-term receivable                            90,300            -
   Other deferred costs                            49,376            -
                                                  -------        --------

        Total other assets, net                  $299,688        $132,464
                                                 ========        ========

        Deferred financing costs related to the U.S. credit facility are being amortized over three years. Deferred financing costs related to the Canadian credit facility are being amortized over five years.

9. Line of Credit Borrowings

        Short-term borrowings include the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

   U.S. line of credit                           $1,080,561      $1,312,756
   Canadian line of credit                             -          1,507,528
                                                 ----------      ----------

        Total line of credit borrowings          $1,080,561      $2,820,284
                                                 ==========      ==========

      U.S. Line of Credit

        On January 31, 2005, the Company entered into a three year revolving credit facility agreement (the “New Agreement”) with a new U.S. lender for a maximum principal amount of $2,000,000. The New Agreement replaces a $2,000,000 revolving credit facility that expired on January 31, 2005. On January 31, 2005, the Company applied advances of approximately $1,300,000 under the New Agreement in satisfaction of the prior U.S. lender’s outstanding obligations. Future advances will be utilized to fund strategic initiatives and general working capital requirements. The Company incurred loan origination and legal fees of $147,300 in connection with the implementation of the New Agreement. These fees have been deferred and are being amortized to interest expense over the three year term of the New Agreement.

        The Company may request advances under the New Agreement up to the value of 85% of eligible receivables (as defined) and 55% of eligible inventory (as defined). Interest on outstanding advances is payable monthly in arrears at the prime rate (as defined) plus 2.5%, but not less than 7.5% per annum. At December 31, 2005 the effective interest rate was 9.75%. In addition, the Company pays a monthly collateral management fee at the rate of 1.5% per annum upon the daily average amount of advances outstanding and a monthly unused line fee of 0.5% per annum upon the difference between the daily average amount of advances outstanding and $2,000,000. Outstanding advances are secured by all of the Company’s existing and after-acquired tangible and intangible U.S. assets. In addition, the Company has accorded the new U.S. lender its guarantee of payment together with a second lien security interest in the assets of the Company’s wholly owned Canadian subsidiary. The new U.S. lender has agreed not to exercise its rights under its second lien security interest and guarantee against the Canadian assets without the Canadian lender’s approval.

        Over the term of the New Agreement, the Company has agreed to comply with the following covenants as measured at the end of each month for the average of the three most recent calendar months based upon its consolidated operating results: a) maintain EBITDA (earnings before interest, taxes, depreciation and amortization) in the range of negative $300,000 (as of January 31, 2005) transitioning to positive $600,000 (post December 31, 2005) and (b) maintain its fixed charge ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) in the range of –1.0 to 1.0 (as of January 31, 2005) to 1.25 to 1.0 (post December 31, 2005). In addition, at all times the Company’s cash on hand (including unused borrowing capacity under the New Agreement) must not be less than $200,000. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the New Agreement.

        Based upon consolidated operating results for March and April 2005, the Company was out of compliance with its EBITDA and fixed charge ratio covenants under the New Agreement. The U.S. lender agreed to waive these covenant violations. Effective June 30, 2005 the Company and the U.S. lender agreed to prospectively amend the Company’s monthly minimum EBITDA and fixed charge ratio covenants to better align these covenants with expected performance. The Company incurred fees of $10,000 associated with the granting of the covenant amendments. Based upon consolidated operating results for September 30, 2005, the Company was out of compliance with its EBITDA covenant. The U.S. lender agreed to waive the covenant violation for September 2005. Based upon consolidated operating results for October, 2005 through February, 2006, the Company was out of compliance with its EBITDA and fixed charge ratio covenants as amended effective June 30, 2005. The U.S. lender agreed to waive these covenant violations and to work with the Company to amend the existing covenants going forward. The Company expects to, but cannot assure that it will, maintain compliance with all applicable loan covenants in the future.

        The Company may terminate the New Agreement at any time by paying all outstanding indebtedness and any other payments due the new U.S. lender and paying the new U.S. lender a yield maintenance based early termination fee equal to the net present value (as defined) of the product of: (a) the effective yield on the facility for the six months prior to termination (expressed as an annual percentage rate), (b) $2,000,000, and (c) the quotient of the months remaining in the original term of the New Agreement divided by 12.

        On January 13, 2005 in connection with the refinancing of the U.S. line of credit, the Company paid off and cancelled the outstanding irrevocable standby letter of credit issued by the former U.S. lender in the amount of $200,000 held by the Company’s Canadian lender as additional security for its credit facility. The $200,000 paid to the Canadian lender was applied as a permanent principal reduction against the principal amount due in 2007 associated with the Company’s outstanding term loan with the Canadian lender (see Note 11). Subsequently, on January 31, 2005 the Canadian lender agreed as part of refinancing of the U.S. line of credit to retain its second lien security interest and guarantee position against the Company’s U.S. assets and not to exercise its rights under its second lien security interest and guarantee against the U.S. assets without the U.S. lender’s approval.

      Canadian Line of Credit

        In November 2005, the Company finalized the annual renewal of its revolving credit facility (the “Canadian Agreement”) for a maximum principal amount of $688,000 ($800,000 Canadian) with its Canadian lender. In light of the favorable impact of the new distribution agreement (see Note 18) on the borrowing requirements of the Company’s wholly owned Canadian subsidiary, Derma Sciences Canada Inc., the maximum principal amount of the credit facility was reduced in line with the subsidiary’s prospective maximum borrowing capacity. The next annual review is expected to be completed by May 1, 2006. Derma Sciences Canada Inc. may request advances under the Canadian Agreement up to the value of 75% of eligible receivables (as defined) plus the lesser of $344,000 ($400,000 Canadian) or 40% of eligible inventory (as defined), less priority claims. Interest on outstanding advances is payable monthly in arrears at prime rate (as defined) plus 1.0%, or 6.00% for Canadian dollar advances and 8.75% for U.S. dollar denominated advances at December 31, 2005. Outstanding advances are secured by all tangible and intangible assets of Derma Sciences Canada Inc. In addition, the Company has accorded the Canadian lender its guarantee of payment together with a second lien security interest in the Company’s assets located in the U.S.

        Over the term of the Canadian Agreement, the Company has agreed to comply with a number of financial covenants governing minimum working capital, current ratios, tangible net worth, interest coverage, total indebtedness to tangible net worth and total indebtedness to adjusted pre-tax earnings. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Canadian Agreement. In the event of a margin deficiency (as defined) or covenant violation, the Company is required to advance up to an additional $430,000 ($500,000 Canadian) of working capital to Derma Sciences Canada Inc. in order to correct the deficiency. This additional working capital may be repaid to the Company 45 days after the margin deficiency or covenant violation has been cured upon the condition that such repayment not result in a margin deficiency, covenant violation or any other event of default.

10. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities include the following:

                                                         December 31,
                                                     -------------------
                                                     2005           2004
                                                     ----           ----
   Accrued compensation and related taxes         $124,718        $218,037
   Accrued sales, goods and services taxes          72,179         197,984
   Accrued administrative fees                     215,357         107,916
   Accrued closure costs                            26,348               -
   Other                                            52,957          70,501
                                                  --------        --------

      Total accrued expenses and other current
        liabilities                               $491,559        $594,438
                                                  ========        ========

11. Long-Term Debt

        Long-term debt includes the following:

                                                          December 31,
                                                      -------------------
                                                      2005           2004
                                                      ----           ----

   Canadian term loan                             $533,809       $  916,805
   Capital lease obligations                       140,609          198,040
                                                  --------       ----------

        Total debt                                 674,418        1,114,845
   Less:  current maturities                       285,945          247,306
                                                  --------       ----------

        Long-term debt                            $388,473       $  867,539
                                                  ========       ==========

        The following are the term loan maturities for the next 2 years:

             Year Ending
             December 31                                Term Loan
             -----------                                ---------

             2006                                        $233,878
             2007                                         299,931
                                                         --------

             Total term loan obligations                  533,809
             Less:  current maturities                    233,878
                                                         --------

             Long-term loan obligations                  $299,931
                                                         ========

        In connection with the acquisition of substantially all the assets of Dumex Medical Inc., the Company entered into a five-year term loan agreement with a Canadian Bank. The loan is repayable in monthly payments consisting of principal and interest. Interest on the outstanding principal balance is payable monthly at the bank’s prime rate (as defined) plus 1.25%, or 6.25% at December 31, 2005. The term loan is secured by all tangible and intangible assets of Derma Canada and is subject to the same financial covenants applicable to the operating line of credit (see Note 9).

        The Company has three capital lease obligations for certain distribution equipment and computer equipment totaling $140,609 as of December 31, 2005. The capital leases bear interest at annual rates ranging from 3.9% to 10.2% with the longest lease term expiring in April 2009.

        The future minimum lease payments required under the capital leases and the present value of the minimum lease payments as of December 31, 2005 are as follows:

    Year Ending                                               Capital Lease
    December 31                                                Obligations
    -----------                                                -----------

          2006                                                   $ 60,535
          2007                                                     47,365
          2008                                                     38,925
          2009                                                      9,731
                                                                 --------

    Total minimum lease payments                                  156,556
    Less: Amount representing interest                             15,947
                                                                 --------

    Present value of capital lease obligations                    140,609
    Less: Current maturities of capital lease obligations          52,067
                                                                 --------

    Long-term capital lease obligations                          $ 88,542
                                                                 ========

12. Shareholders’ Equity

      Preferred Stock

        There are 150,003 shares of series A convertible preferred stock outstanding at December 31, 2005. The series A preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $4.00 per share, votes as a class on matters affecting the series A preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 440,003 shares of series B convertible preferred stock outstanding at December 31, 2005. The series B preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $6.00 per share, votes as a class on matters affecting the series B preferred stock and maintains voting rights identical to the common stock on all other matters. During the year ended December 31, 2004, 4,167 series B preferred shares were converted into common stock.

        There are 619,055 shares of series C convertible preferred stock outstanding at December 31, 2005. The series C preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.70 per share, votes as a class on matters affecting the series C preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 1,071,346 shares of series D convertible preferred stock outstanding at December 31, 2005. The series D preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.50 per share, votes as a class on matters affecting the series D preferred stock and maintains voting rights identical to the common stock on all other matters.

      Common Stock

        On February 8, 2005, the Company closed a private offering of 2,760,000 units at $0.50 per unit, each unit consisting of one share of the Company’s common stock and one four-year series G warrant to purchase one share of common stock at a price of $1.05. Total offering proceeds of $1,220,666, net of $159,334 in offering expenses, were used for working capital. The offering commenced prior to December 31, 2004. During 2005, the Company sold 1,205,000 units at $0.50 per unit and received total offering proceeds of $521,808, net of $80,692 in offering expenses.

        During 2004, the Company conducted two private common stock offerings. In February 2004, the Company closed a private offering of 2,057,145 shares of its common stock at a price of $1.05 per share. Total offering proceeds of $1,961,797, net of $198,203 in offering expenses, were used to fund strategic initiatives and for general working capital purposes. As of December 31, 2004, the Company sold 1,555,000 units at $0.50 per unit, each unit consisting of one share of the Company’s common stock and one four-year series G warrant to purchase one share of common stock at the price of $1.05 as part of a new continuing offering. Total offering proceeds of $698,859, net of offering expenses of $78,641, were received. In March 2004, 4,167 shares of series B preferred stock were converted into 4,167 shares of common stock.

      Stock Purchase Warrants

        At December 31, 2005, the Company had warrants outstanding to purchase 4,069,441 shares of the Company’s common stock as outlined below:

    Series       Number of Warrants      Exercise Price    Expiration Date
    ------       ------------------      --------------    ---------------

       F              1,309,441               $0.57        January 6, 2007
       G              2,760,000               $1.05        December 31, 2008

        In the first quarter of 2005, the Company issued 1,205,000 series G warrants in conjunction with the private offering discussed above. The Company’s 1,870,007 series E warrants expired unexercised on July 18, 2005. As of December 31, 2004, the Company sold 1,555,000 units at $0.50 per unit, each unit consisting of one share of common stock and one four-year series G warrant to purchase one share of common stock at the price of $1.05.

      Stock Options

        The Company has a stock option plan under which options to purchase a maximum of 3,500,000 shares of common stock may be issued. The plan permits the granting of both incentive stock options and nonqualified stock options to employees and directors of the Company and certain outside consultants and advisors to the Company. The option exercise price may not be less than the fair market value of the stock on the date of the grant of the option. The duration of each option may not exceed 10 years from the date of grant. Options under the plan to purchase 1,526,000 shares of common stock were granted to officers, directors, agents and employees in 2005 with exercise prices ranging from $0.42 to $0.67 per share. As of December 31, 2005, options to purchase 3,036,625 shares of the Company’s common stock were issued and outstanding under the plan. No options granted under the plan have been exercised.

        The Company has previously granted nonqualified stock options to officers, directors, agents and employees outside of the stock option plan (“non-plan options”). All non-plan options were granted at the fair market value at the date of grant. As of December 31, 2005, non-plan options to purchase 2,736,655 shares of the Company’s common stock were issued and outstanding.

        A summary of the Company’s stock option activity and related information for the years ended December 31, 2005 and 2004 follows:

                                             2005                          2004
                                     ------------------------------------------------------
                                                  Weighted                      Weighted
                                                  Average                       Average
                                     Options   Exercise Price      Options   Exercise Price
                                     -------   --------------      -------   --------------

Outstanding - beginning of year    4,464,655       $1.06         3,676,155       $1.09
    Granted                        1,526,000       $0.48         1,452,000       $1.20
    Forfeited                       (217,375)      $0.72          (663,500)      $1.55
                                   ----------                    ----------

Outstanding - end of year          5,773,280       $0.92         4,464,655       $1.06
                                   ==========                    ==========

Exercisable at end of year         5,773,280       $0.92         3,645,955       $1.08
                                   ==========      =====         ==========      =====

        The weighted average fair value per share of options granted during 2005 and 2004 was $0.48 and $1.20, respectively.

        The following table summarizes information related to stock options outstanding and exercisable at December 31, 2005:

                                          Options Outstanding and Exercisable
                    -------------------------------------------------------------------------

   Range of         Number Outstanding and          Weighted-Average          Weighted-Average
Exercise Prices     Exercisable at 12/31/05    Remaining Contractual Life      Exercise Price
---------------     -----------------------    --------------------------      --------------

$0.37 - $0.50              2,736,525                     6.7                        $0.46
$0.51 - $0.75              1,585,600                     6.5                        $0.61
$0.85 - $1.20                805,000                     6.6                        $0.93
$1.55 - $1.70                366,500                     7.7                        $1.64
$1.71 - $12.50               279,655                     2.4                        $6.20
                           ---------

                           5,773,280                     6.5
                           =========

      Shares Reserved for Future Issuance

        At December 31, 2005, the Company has reserved the following shares of common stock for future issuance:

    Convertible preferred shares (series A - D)            2,280,407
    Common stock options outstanding                       5,773,280
    Common stock options available for grant                 463,375
    Common stock warrants (series F - G)                   4,069,441
                                                          ----------

    Total common stock shares reserved                    12,586,503
                                                          ===========

13. Operating Segments

        The Company consists of three operating segments: wound care, wound closure and fasteners and skin care. Products in the wound care segment consist of basic and advanced dressings, ointments and sprays designed to treat wounds. Wound closure and fasteners products include wound closure strips, nasal tube fasteners, a variety of catheter fasteners and net dressings. The skin care segment consists of bath sponges, antibacterial skin cleansers, hair and body soaps, lotions and moisturizers designed to enable customers to implement and maintain successful skin care / hygiene programs.

        Products in all three operating segments are marketed to long-term care facilities, hospitals, physicians, clinics, home health care agencies and other healthcare institutions. The manufacture of certain advanced wound care products (principally creams, ointments and other specialty products), wound closure and fastener products are manufactured internally and outsourced and skin care products are outsourced. Basic wound care products and the majority of advanced wound care products are manufactured in-house. Internally, the segments are managed at the gross profit level. The aggregation or allocation of other costs by segment is not practical.

        Segment sales, gross profit and other related information for 2005 and 2004 are as follows:

                                                   Year Ended December 31, 2005
                                                   ----------------------------

                                        Wound Closure-                                           Total
                           Wound Care     Fasteners         Skin Care          Other            Company
                           ----------     ---------         ---------          -----            -------

Net sales                 $19,366,904      $2,676,979      $1,501,592              -          $23,545,475

Gross profit (loss)         6,532,803       1,358,576        (101,957)             -            7,789,422
Total expenses                   -               -               -          $(8,698,526)       (8,698,526)
                                                                                              ------------

Net loss                                                                                      $  (909,104)
                                                                                              ============

Net long-lived assets     $ 3,311,128      $   58,450      $  200,000       $   316,060       $ 3,885,638

                                                   Year Ended December 31, 2004
                                                   ----------------------------

                                        Wound Closure-                                           Total
                           Wound Care     Fasteners         Skin Care          Other            Company
                           ----------     ---------         ---------          -----            -------

Net sales                 $14,609,033       $3,339,432      $1,938,667              -         $19,887,132

Gross profit                3,507,263        1,672,463         372,204              -           5,551,930
Total expenses                   -                -               -          $(7,890,623)      (7,890,623)
                                                                                              ------------

Net loss                                                                                      $(2,338,693)
                                                                                              ============

Net long-lived assets     $ 3,535,611             -         $1,352,059       $   269,765      $ 5,157,435
                                                                                              ============

        Long-lived assets consist of equipment and improvements, other intangible assets and goodwill. Wound care long-lived assets consist principally of Derma Sciences Canada Inc. equipment and improvements and other intangible assets. Wound closure and fastener products are both outsourced and manufactured internally starting in the second half of 2005. Skin care long-lived assets consist of goodwill associated with the acquisition of Sunshine Products, Inc. In 2005, the Company closed its skin care manufacturing facility and outsourced the facility’s production with a view to reducing overhead and improving cost competitiveness. In connection with the closure, the Company sold or transferred the long-lived assets (excluding goodwill) associated with the skin care segment. In addition, the Company determined that the Sunshine goodwill was impaired and recorded a charge of $910,967 (see Note 6) in the fourth quarter 2005. Corporate headquarters and the Company’s U.S. distribution center equipment and improvements are included in the Other column since they service all three business segments.

        A geographical breakdown of the Company’s sales, gross profit and long-lived assets is outlined below:

                         United States     Canada         Other        Total
                         -------------     ------         -----        -----
2005
----

Net sales                 $ 9,893,704    $12,699,991    $951,780    $23,545,745
                          -----------    -----------    --------    -----------
Gross profit              $ 3,611,738    $ 3,844,561    $333,123    $ 7,789,422
                          -----------    -----------    --------    -----------
Net long-lived assets     $   816,318    $ 3,031,311    $ 38,009    $ 3,885,638
                          -----------    -----------    --------    -----------

2004
----

Net sales                 $10,096,492    $ 8,827,210    $963,430    $19,887,132
                          -----------    -----------    --------    -----------
Gross profit              $ 3,500,215    $ 1,714,514    $337,201    $ 5,551,930
                          -----------    -----------    --------    -----------
Net long-lived assets     $ 2,020,946    $ 3,115,293    $ 21,196    $ 5,157,435
                          -----------    -----------    --------    -----------

        Other sales and gross profit relate principally to wound closure and fastener sales in Europe. Other long-lived assets relate to the Company’s manufacturing facility in China.

14. Income Taxes

Loss before income taxes consists of the following components:

                                            2005               2004
                                            ----               ----

   Domestic                            $(1,591,173)       $(1,431,001)
   Foreign                                 682,069           (907,692)
                                       -----------        ------------

   Total loss before income taxes      $  (909,104)       $(2,338,693)
                                       ============       ============

        Significant components of the Company’s deferred tax assets and liabilities are as follows:

                                                          December 31,
                                                          ------------
                                                      2005             2004
                                                      ----             ----
    Deferred tax liabilities:
       Prepaid insurance                         $   (10,499)     $   (10,215)
       Patent amortization                           (37,492)         (51,127)
       Deferred financing costs                         -             (14,033)
       Depreciation                                  (14,837)            -
                                                  -----------      -----------

         Total deferred tax liabilities              (62,828)         (75,375)
                                                  -----------      -----------

    Deferred tax assets:
       Net operating loss carryforwards - U.S.     3,341,339        3,300,395
       Net operating loss - foreign                  130,007          361,911
       Depreciation                                        -           24,442
       Amortization of intangibles                    69,932           86,702
       Accrued expenses                               16,895           51,277
       Inventory obsolescence reserve                 60,890           93,365
       Allowance for trade rebates                   100,185           66,573
       Allowance for doubtful accounts                17,049           18,886
       Stock compensation                             33,081                -
       Deferred rent                                  37,445                -
       Other                                               -           23,301
                                                  -----------      -----------

         Gross deferred tax assets                 3,806,823        4,026,852
       Valuation allowance                        (3,743,995)      (3,951,477)
                                                  -----------      -----------

         Total deferred tax assets                    62,828           75,375
                                                  -----------      -----------

    Net deferred tax assets                       $     -         $      -
                                                  ===========     ============

        The majority of the valuation allowance relates to net operating loss carryforwards for which realization is not assured.

        The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                                                         December 31,
                                                         ------------
                                                     2005           2004
                                                     ----           ----

    Tax expense at federal statutory rate        $(309,095)     $(795,156)
    State tax, net of federal benefit             (104,858)      (154,120)
    Expiration of state tax operating loss
        carryforwards                              270,108           -
    Differential in foreign taxes                  (40,924)        54,461
    Goodwill impairment loss                       369,762           -
    Nondeductible expenses                          22,489         16,417
                                                 ----------     ----------

         Total                                     207,482       (878,398)
    Change in valuation allowance                 (207,482)       878,398
                                                 ----------     ----------

    Provision for income taxes                   $    -         $    -
                                                 ==========     ==========

        At December 31, 2005, the Company has net operating loss carryforwards of approximately $8,900,000 for federal income tax purposes that begin to expire in years 2012 through 2025. For state income tax purposes, the Company has net operating loss carryforwards in a number of jurisdictions in varying amounts and with varying expiration dates. The most significant state net operating loss carryforward is in New Jersey, site of the Company’s headquarters and is approximately $4,800,000. New Jersey currently allows the deduction of net operating losses up to 50% of net income. The state has a seven year carryforward period but such period is extended where an otherwise deductible net operating loss was disallowed in full or in part because of such limitations. The New Jersey carry forwards begin to expire in years 2006 through 2012. As of December 31, 2005, the Company has foreign net operating loss carryforwards of approximately $382,000 which begin to expire in 2009. The timing in which the Company can utilize its federal net operating loss carryforwards in any year or in total may be limited under the Internal Revenue Code section 382 regarding changes in ownership of corporations. Due to uncertainties surrounding the Company’s ability to use its net operating loss carryforwards, a valuation allowance has been provided as of December 31, 2005.

15. Operating Leases

        The Company has operating lease agreements for its facilities and equipment expiring in various years through 2012. Expense under these agreements amounted to $1,014,029 and $997,060 in 2005 and 2004, respectively. In 2004, the Company entered into a five year lease for its new U.S. distribution center in St. Louis, extended the lease on its Toronto manufacturing facility five years through 2012 in connection with the installation of the Kimberly-Clark Corporation equipment there, renewed its Canadian distribution center lease for an additional five years through 2009 and renewed its St. Louis manufacturing facility lease for three years through 2007. The leases provide for increases in future minimum annual rental payments based on agreed upon terms over the life of the lease and/or annual inflationary increases tied to a published price index. The leases provide for renewal options consistent with the terms of the current lease. It is expected that these leases will be renewed or replaced by leases in other properties.

        Net minimum future rental payments under non-cancelable operating leases as of December 31, 2005 are:

                  Minimum Future Rental Payments
    --------------------------------------------------------
    Year Ending December 31,                          Amount
    ------------------------                          ------

       2006                                       $1,029,140
       2007                                          924,359
       2008                                          811,253
       2009                                          529,227
       2010                                          396,903
       Thereafter                                    668,445
                                                  -----------

    Total minimum future rental payments          $4,359,327
    Sublease income                                 (328,933)
                                                  -----------

    Net minimum future rental payments            $4,030,394
                                                  ===========

        Minimum rental payments associated with the U.S. distribution lease range from $11,000 per month in year one to $21,600 in year five of the lease term. The Company is recording lease expense monthly at $16,300, the weighted average monthly lease expense over the life of the lease. The difference between the monthly lease expense being recorded and the amount paid is being recorded as deferred rent expense on the balance sheet. At December 31, 2005, $92,244 of deferred rent expense was recorded.

16. Retirement Benefits

        The Company maintains a profit sharing/401(k) plan for eligible full-time U.S. employees. Participants may contribute up to 12% of their salary to the plan, subject to IRS limitations. The Company makes a matching contribution of 50% on the first 6% of each participant’s annual earnings contributed to the plan. Company contributions to the plan for the years ended December 31, 2005 and 2004 were $39,346 and $39,945, respectively.

17. Related Party Transactions

        The Company has a consulting agreement with its founder, former president and former director. In 2005 and 2004 compensation and reimbursed expenses under this agreement were $26,087 and $28,643, respectively.

        A director of the Company is a general partner in the firm that holds a significant equity ownership in the Company. In 2004, the firm was paid a $45,000 private equity fund raising commission.

18. Appointment of Canadian Distributor

        On May 9, 2005 the Company entered into a five-year agreement expiring May 1, 2010 with a Canadian company to serve as the exclusive distributor of its products in Canada. The agreement also appoints the distributor as the Company’s servicing agent to fulfill supply contracts held directly by the Company. The agreement automatically renews thereafter for consecutive periods of one year each on the same terms and conditions unless either party gives notice of its intent not to renew 180 days prior to expiry. Either party shall have the right to terminate the agreement when an event of default (as defined) has occurred with respect to the other party.

        Effective June 1, 2005 the distributor assumed responsibility for customer service, product delivery and maintenance and warehousing of sufficient inventory to meet agreed upon order fulfillment requirements. On an ongoing basis, the distributor will place inventory replenishment orders with the Company at agreed upon prices, 120 days in advance of scheduled delivery. Unless amended, each order becomes non-cancelable 90 days in advance of scheduled delivery.

        With respect to sales made by the distributor to the Company’s contract customers in its capacity as a servicing agent, the Company will pay the distributor an agreed upon distribution fee and a specified incentive for growth (as achieved). The Company will reimburse the distributor for the difference between the price paid by the distributor and the Company’s contract price with its customer upon submission by the distributor of an agreed upon rebate report. With respect to sales made by the distributor to its customers, the distributors’ compensation will consist solely of the excess of the proceeds over the cost of the product and the Company will not be responsible for payment of any distribution fee. Further, the agreement requires the distributor to meet specified minimum sales growth targets of 15%, 12%, 12% and 12% in the first four years and private label product purchase targets failing which the Company may cancel the agreement. The Company believes that the agreement will provide better service to its customers throughout Canada and greater opportunity for sales growth.

        In connection with implementing the agreement, the Company sold to the distributor its existing inventory of saleable finished product on hand and all saleable finished product it committed to manufacture prior to signing of the agreement for delivery by the Company through September 2005 at the agreed upon prices to initially stock and maintain its distribution pipeline. Other than the one-time sale in May and June 2005 of its existing inventory on hand which is estimated to represent two to two and one-half months sales, prospective sales are expected to resume historical trends affected only by existing market conditions and the growth opportunities inherent in the agreement. Given economic order quantities and normal lead times associated with the products sold to the distributor, it is expected that a two to three month safety stock will be required prospectively by the distributor to maintain required customer service requirements. In addition, the Company incurred one-time costs consisting of severance and other costs to dismantle its distribution capabilities and sub-lease its distribution warehouse. A summary of the estimated one-time benefit and cost of the agreement recognized in the twelve months ended December 31, 2005 is outlined below:

         Net Sales                 $1,840,000
         Cost of Sales              1,240,000
                                   ----------

         Gross Profit                 600,000
         Expenses                     105,000
                                   ----------

         Pretax Income             $  495,000
                                   ==========

        Further, implementation of the agreement resulted in an estimated one-time positive cash flow benefit of $2,705,000 stemming from lower receivable and inventory requirements going forward and the one-time pretax income benefit of the sale of existing saleable finished product inventory on hand to the distributor.

19. Distribution Agreement Upset Fee

        In August 2004, the Company’s exclusive distribution agreement for certain catheter fasteners expired and was not renewed by the manufacturer. Sales and gross profit of these catheter fasteners for the twelve months ended December 31, 2005 and 2004 were as follows:

                                Twelve Months Ended
                                -------------------
                                    December 31,
                                    ------------
                                2005            2004
                                ----            ----

         Sales                $117,000        $826,000
         Gross profit          $58,000        $378,000

        In accordance with the Company’s distribution agreement with a major customer for these catheter fasteners, if the customer subsequently entered into an agreement with the manufacturer to distribute these products, then the customer shall pay the Company an upset fee of $200,000 payable in forty-eight monthly installments of $4,167. As of January 2005, the customer advised the Company that it had entered into an agreement with the manufacturer to distribute the catheter fasteners and that it was liable for payment of the upset fee. In January 2005, the Company discounted the future cash flow stream associated with the payment of the upset fee and recognized a gain of $164,300 in other income. At December 31, 2005 payments were current and the outstanding receivable balance was $129,140. The current portion of the receivable has been recorded in accounts receivable and the long-term portion in other assets in the balance sheet.

20. Employee Termination Costs

        On March 9, 2004 the Company terminated the employment of its Executive Vice President and President of its Derma Sciences Canada Inc. subsidiary. Thereupon, the former employee initiated litigation against the Company for wrongful termination. The Company recorded an estimated charge of $450,000 representing severance, benefits and other costs potentially recoverable by the employee. The charge was recorded against general administrative expense in the statement of operations.

        On September 24, 2004, the Company settled the subject litigation. In accordance with the settlement, the Company extended the expiration date of previously granted options to purchase 500,000 shares of the Company’s common stock at $0.50 per share from May 9, 2004 to September 30, 2006. The settlement costs, and other costs associated with the termination and modification of the previously granted options, totaling $301,600 were recorded in general and administrative expense in the 2004 consolidated statement of operations.

21. Subsequent Events

Comvita Licensing, Manufacturing and Sales Agreement

        On February 13, 2006 the Company entered into an exclusive five year licensing, manufacturing and sales agreement (the “Agreement”) with Comvita New Zealand Limited, whereby the Company will manufacture and sell a line of Manuka Honey based wound care products developed by Comvita. These products are supported by proprietary intellectual property that will serve to provide a competitive advantage in the market place. Access to this technology and these products represents a significant milestone in the Company’s strategy to build a larger presence in the advanced wound care market segment. Under the Agreement, the Company receives exclusive rights to manufacture and sell its branded products throughout North and South America within the professional medical-surgical marketplace (i.e. extended care, acute care, home care, etc). Comvita retains the right to these products in the consumer marketplace and has the option to purchase its branded consumer product requirements from the Company at agreed upon pricing.

        In accordance with the Agreement, the Company will purchase its requirements for active honey from Comvita at agreed upon pricing. As consideration for the grant of the license, the Company will pay Comvita a royalty based on sales. The Agreement calls for the Company to spend a minimum of either $200,000 or 8% of sales per year on Advertising and Promotion in support of these products. Further, the Agreement calls for minimum sales achievement targets beginning in the second year of the Agreement and each year thereafter to maintain exclusivity.